Exhibit 10.41

                            PURCHASE AGREEMENT

          PURCHASE AGREEMENT (the "AGREEMENT"), dated as of July 7, 1997, among CARROLS CORPORATION, a Delaware corporation (the "PURCHASER"), the individuals and trusts listed on Exhibit A hereto (collectively, the
"SELLERS"),  the  individuals who control such trusts  (together  with  the
individuals  who  are   Sellers,   the   "RESPONSIBLE   INDIVIDUALS"),  the
individuals and entities listed on Exhibit B hereto (collectively, the "AFFILIATED REAL PROPERTY OWNERS") and Richard D. Fors, Jr. and Charles J. Mund, as the representatives of the Sellers (the "SELLERS' REPRESENTATIVES"):

                           W I T N E S S E T H:

          WHEREAS, each Seller is the beneficial and record owner of the number of issued and outstanding shares of capital stock and the membership interests (such shares and membership interests being collectively referred to herein as the "INTERESTS") of the corporations and limited liability companies (collectively, the "RESTAURANT ENTITIES") set forth opposite each Seller's name on Exhibit A hereto;

          WHEREAS,  all   of  the  Sellers  collectively  own  all  of  the
outstanding Interests of the Restaurant Entities;

          WHEREAS, each Restaurant Entity owns and operates the Burger King restaurant identified by address and Burger King Franchise number opposite such Restaurant Entity's name on Exhibit C hereto (collectively, the "RESTAURANTS");

          WHEREAS, the Sellers propose to sell, and Purchaser proposes to purchase, the Interests or, in specified cases, the Listed Assets of the Restaurant Entities and, in such cases, to assume the Listed Liabilities of the Restaurant Entities;

          WHEREAS, each Restaurant Entity owns or leases the personal property used or held for use in or in connection with the conduct of business at its Restaurant;

          WHEREAS, at the Closing, each Restaurant Entity is required to have transferred to a Management Company or another entity unrelated to the Restaurant Entities other than by common ownership by one or more of the Sellers all of the Assets of each Restaurant Entity that are not Listed Assets and a Management Company or such other entity shall have assumed all of the Liabilities of each Restaurant Entity that are not Listed Liabilities;

          WHEREAS, each Restaurant Entity is the lessee or owner of the building, other real property and, if applicable, land upon and in which its Restaurant is located (collectively, the "REAL PROPERTIES");

          WHEREAS, each of the entities set forth on Exhibit D hereto (the "UNAFFILIATED REAL PROPERTY OWNERS", and together with the Affiliated Real Property Owners, the "REAL PROPERTY OWNERS") owns the Real Property (the "LEASED REAL PROPERTY") on which the Restaurant, identified by Burger King Franchise number opposite its name on Exhibit D, is located;

          WHEREAS, each of the Affiliated Real Property Owners owns or leases either the Restaurant, identified by Burger King Franchise number opposite its name on Exhibit B, or the Real Property on which such Restaurant is located (but not including the Excluded Portions) (the "OWNED REAL PROPERTIES");

          WHEREAS, each of the Restaurant Entities set forth on Exhibit E hereto leases Real Property pursuant to a lease (a "THIRD PARTY LEASE") from an Unaffiliated Real Property Owner and, to the extent necessary to give effect to the sale of such Restaurant Entity (or the sale of Listed Assets and assumption of Listed Liabilities of a Restaurant Entity, as applicable) hereunder, without affecting such leases, will attempt to obtain the consent of such unaffiliated landlord to such sale and the assignment of any such Third Party Lease.

          NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                 ARTICLE I

                                DEFINITIONS

          Section 1.01 DEFINITIONS.

          (a) As used in this Agreement, capitalized terms have the meanings, or are cross-referenced to the Section in this Agreement where their definitions are located, as set forth in Exhibit F hereto.

          Section 1.02 GAAP. Unless otherwise set forth, all accounting terms used in this Agreement shall be interpreted on a basis consistent with GAAP and consistent with the relevant Restaurant Entity's or Management Company's past practice. To the extent of any inconsistency between a GAAP interpretation and a Restaurant Entity's or Management Company's past practice, the GAAP interpretation shall be applied.

          Section 1.03 SINGULAR AND PLURAL TERMS. All capitalized terms that are defined in the singular or plural shall have the equivalent meanings when used in the plural or singular, respectively.

                                ARTICLE II

                      SALE AND PURCHASE OF INTERESTS

          Section 2.01 SALE OF INTERESTS.   At  the closing provided for in
Section 3.01 hereof (the "CLOSING"): (i) except as set forth in Sections 10.07(b) and 10.07(c) hereto, each Seller shall sell, transfer, assign and convey all of such Seller's Interests to the Purchaser, and shall deliver to the Purchaser (x) a stock certificate or certificates or other evidences of title representing all of any applicable Seller's Interests in the Restaurant Entities which are corporations, and in the case of stock certificates, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer, and with appropriate transfer stamps, if any, affixed, free and clear of any Lien with respect thereto, other than Liens (A) created by the Purchaser or (B) arising under applicable securities laws as they relate to the transferability of "restricted securities" as defined in Rule 144 under the Securities Act, and (y) a membership certificate or certificates or other evidences of title, if any, representing all of any applicable Seller's Interest in the Restaurant Entities which are limited liability companies; and (ii) except as set forth in Sections 10.07(b) and 10.07(c) hereto, the Purchaser shall purchase, acquire and accept all of the Sellers' Interests for the Purchase Price.

          Section 2.02 PURCHASE PRICE AND PAYMENT.

               (a) PURCHASE PRICE. The aggregate purchase price to be paid by the Purchaser hereunder (the "PURCHASE PRICE") shall be an amount equal to the lesser of (i) the sum of (x) five times Combined Net Cash Flow as set forth on Schedule 2.02(a) hereto and (y) $900,000, or
(ii) $50,900,000, in each case plus or minus the net amount of any adjustments pursuant to Sections 3.09, 6.19 and 7.01 below.

               (b) PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by the Purchaser at the Closing as follows:

                    (i) the Purchaser shall pay to the Sellers' Representatives the Purchase Price, less the amount of the Escrow Fund, in cash, to be allocated by the Sellers' Representatives as set forth on Exhibit A hereto; PROVIDED, HOWEVER, that the Purchaser shall bear no responsibility or liability for such allocation; and

                    (ii) the Purchaser shall pay to the Escrow Agent, pursuant to the terms of an Escrow Agreement substantially in the form of Exhibit G hereto, $3,500,000 in cash (the "ESCROW FUND"), which amount shall be deemed allocated among the Sellers as set forth in Exhibit A, held and dealt with as provided in the Escrow Agreement.

               (c) Any such payment shall be made in United States dollars by certified or bank cashier's check drawn on a Federal Reserve Bank and payable in immediately available funds or by wire transfer of immediately available funds, in the case of payments to the Sellers or their assignees, to such account[s] as the Sellers' Representatives shall designate in a written notice delivered to the Purchaser not less than two Business Days prior to the Closing Date.

          Section 2.03 TRANSFER TAXES. Except for (a) sales or use taxes relating to Listed Assets owned by a Restaurant Entity purchased pursuant to Section 10.07(b) and the assets of the Additional Restaurants purchased pursuant to Section 10.07(c), respectively, which shall be paid by the Purchaser, and (b) real estate transfer taxes relating to the Real Property of such Additional Restaurants, which shall be paid one-half by the Purchaser and one-half by the Sellers, the Sellers shall pay all stock transfer Taxes, recording fees and other sales, transfer, use, purchase or similar Taxes resulting from the transactions contemplated hereby.

                                ARTICLE III

               CLOSING; REPRESENTATIVES; RESPONSIBLE PARTY;
                         ASSIGNMENTS; ADJUSTMENTS

          Section 3.01 CLOSING. The Closing of the sale and purchase of the Interests shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022 at 10:00 a.m. New York City time, on August 1, 1997, or at such other time and place as the Purchaser and the Sellers' Representatives mutually agree upon in writing.

          Section 3.02 REPRESENTATIVES; RESPONSIBLE PARTY. Each Seller hereby irrevocably appoints the Sellers' Representatives as such Seller's representative and attorney, with full power of substitution and re-substitution, to do any and all things and to execute any and all Documents or Other Papers, in such Seller's name, place and stead, in any way which such Seller could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to accept on such Seller's behalf any amount payable to such Seller under this Agreement, and the Purchaser shall be entitled to rely, as being binding upon such Seller, upon any Document or Other Paper believed by it to be genuine and correct and to have been signed or sent by the Sellers' Representatives, and the Purchaser shall not be liable to any Seller for any action taken or omitted to be taken by it in such reliance. THIS POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Sellers hereby revoke all other powers of attorney with respect to the Interests which they may have heretofore appointed or granted, and no subsequent power of attorney shall be given (and if given, shall not be effective) by the Sellers with respect to the Interests, this Agreement and the transactions contemplated hereby. All authority herein conferred or agreed to be conferred shall, to the maximum extent permitted by applicable laws, survive the death or incapacity of any Seller and any obligation of any Seller under this Agreement shall be binding upon the heirs, personal representatives and successors of such Seller.

          Section 3.03 REAL PROPERTIES:  LEASES AND ASSIGNMENTS OF LEASES.

               (a) LEASES OF OWNED REAL PROPERTY. (i) Subject to sub-Section (ii) below, at Closing, the Purchaser and each Affiliated Real Property Owner shall have executed, acknowledged, and delivered a lease agreement (individually, a "LEASE"), in the form attached as Exhibit H hereto with respect to the Restaurant located on the Real Property owned or controlled by such Affiliated Real Property Owner.

                    (ii) Purchaser shall have the right, (A) at any time after the four year and six month anniversary date of the Closing Date, upon at least ninety days' prior written notice (which may be given prior to such anniversary date), to cancel the Lease relating to Burger King Franchise number 591; and (B) at any time up to 120 days after the end of any fiscal year of the Purchaser (including the fiscal year in which the Closing occurs), upon at least ninety days' prior written notice given during such 120 day period, to cancel the Lease relating to Burger King Franchise number 956, if such Restaurant's operations were Cash Flow Negative for such fiscal year. Such notice shall be accompanied by a certificate from the Purchaser's Chief Financial Officer certifying that such Restaurant's operations were Cash Flow Negative and providing a reasonably detailed schedule showing the calculation thereof on a basis consistent with the calculation set forth in Schedule F-I hereto.

                    (iii) At the Closing, each Affiliated Real Property Owner, as lessor under each applicable Lease, shall execute, acknowledge and deliver a Memorandum of Lease (each, a "MEMORANDUM OF LEASE") for each Lease, in the form attached as Exhibit I hereto, each of which shall set forth such material terms of such Lease as shall be required to permit the recording thereof and which Memorandum of Lease may be recorded by the Purchaser at the Purchaser's expense with the local recorder of deeds of the respective counties where the Owned Real Properties are located.

               (b)  ASSIGNMENT OF THIRD PARTY LEASES.

                    (i) Except as provided in clause (ii) below, at the Closing, each Leasing Entity shall deliver to the Purchaser (A) a consent to assignment, in a form reasonably acceptable to the Purchaser (the "CONSENT TO LEASE ASSIGNMENT AND TRANSACTION"), and an assignment of lease, in a form reasonably acceptable to the Purchaser (the "LEASE ASSIGNMENT"), of the Third Party Leases to the extent that such lease would otherwise be terminated or affected by or be deemed to have been improperly transferred or otherwise improperly assigned as a consequence of the transactions contemplated by this Agreement, and (B) an Estoppel Certificate substantially in the form attached as Exhibit J hereto (the "TENANT ESTOPPEL CERTIFICATE") and shall use commercially reasonable efforts to cause the Unaffiliated Real Property Owners to execute and deliver an Estoppel Certificate substantially in the form attached as Exhibit K hereto (or in such other form as each Unaffiliated Real Property Owner may be obligated or willing to execute; the "LANDLORD ESTOPPEL AND AGREEMENT"), with respect to each of the Third Party Leases, if and to the extent such Unaffiliated Real Property Owner is obligated under such Third Party Lease to deliver an estoppel certificate, each of which shall have been duly executed by the applicable tenant or landlord under the Third Party Lease.

                    (ii) At the Closing, Purchaser and the following Affiliated Real Property Owners shall have executed, acknowledged and delivered a Lease in the form attached as Exhibit H hereto with respect to the Restaurants located on the real property controlled by such Affiliated Real Property Owners as follows:

                    (A) In connection with its purchase of the Interests of the Sellers in Clarksville Restaurant Corp., Purchaser will be assigned the ground lease held by Clarksville Food Corp. simultaneously with (1) the conveyance of the building by Clarksville Food Corp. to Derby Management Corp. and (2) the leasing of the building pursuant to the terms and conditions of the Lease by Derby Management Corp. to Purchaser. In accordance with the Lease, Purchaser shall be entitled to credit the amount of ground rent paid by the Purchaser against payments of Rent under the Lease.

                    (B) In connection with its purchase of 790 Union Road Food Corp., Purchaser will not acquire the existing sublease. Instead, the existing sublease will be terminated and Union Road Land Corp. will sublease Restaurant #790 to Purchaser pursuant to the terms and conditions of the Lease.

                    (C) In connection with its purchase of Urban Boulevard Food Corp., Purchaser will not acquire the existing sublease. Instead, the existing sublease will be terminated and Fennec Restaurant Corp. will sublease Restaurant #3277 to Purchaser pursuant to the terms and conditions of the Lease.

                    (iii) All "minimum" or "fixed rentals" and any other monetary obligations accruing under the Third Party Leases and included on the Closing Schedules shall be adjusted, as set forth in Section 3.09(e), for the month in which the Closing occurs by multiplying such obligations by a fraction the numerator of which is the number of days in such month prior to the Closing Date and the denominator of which is the number of days in the month in which the Closing occurs.

          Section 3.04 ASSIGNMENT OF FRANCHISE AGREEMENTS. At the Closing, there shall have been delivered to the Purchaser such documentation in form and substance reasonably satisfactory to the Purchaser and its counsel which effectively assigns or transfers to the Purchaser all necessary rights under the Burger King Franchise Agreements and the Purchaser shall assume all of the Sellers' or the Restaurant Entities' obligations thereunder arising during and relating to periods on or after the Closing Date. The Sellers shall be responsible for and shall have paid, on or prior to the Closing Date, all franchise assignment fees owed to Burger
King in connection with the assignment of the Burger King Franchise Agreements to Purchaser.

          Section 3.05 TRAS.

          (a) To the extent not otherwise reimbursed by Burger King to the Sellers, the Purchaser shall pay to the relevant Sellers an aggregate of $5,000 for each TRA promptly upon the Purchaser's receipt of documentation, in form and substance reasonably satisfactory to the Purchaser and its counsel, which either effectively assigns or transfers to the Purchaser the Seller's rights under the TRAs set forth on Schedule 4.35(b) or otherwise effectively permits the Purchaser to succeed to all of the rights of the Sellers therein.

          (b) Any reimbursement or credit received by the Purchaser after the Closing Date in respect of such TRA shall be paid to the Sellers' Representatives, except that if the Purchaser has made payment for such TRA hereunder such amount shall be paid to and/or retained by the Purchaser.

          Section 3.06 ASSIGNMENT OF DEVELOPMENT RIGHTS. If any Seller, Restaurant Entity or any of their respective Affiliates possess territorial development rights which it may have from Burger King regarding the exclusive right to develop any Burger King restaurant within the Restricted Area (the "DEVELOPMENT RIGHTS"), then, at the Closing, each such Seller and/ or Restaurant Entity shall deliver to the Purchaser and its counsel a Development Rights Assignment in form and substance reasonably acceptable to the Purchaser, which effectively assigns or transfers to the Purchaser such Development Rights and the Purchaser shall assume all of such Seller's or Restaurant Entity's obligations thereunder arising during and relating to periods on or after the Closing Date.

          Section 3.07 ASSIGNMENT OF ASSETS AND LIABILITIES. At the Closing, each Restaurant Entity shall, pursuant to the Excess Assignment and Assumption Agreement in the form of Exhibit L, (x) assign, transfer, convey and deliver to the Management Companies (or another entity unrelated to the Restaurant Entities other than by common ownership by one or more of the Sellers), and the Management Companies (or such other entities) shall accept the assignment, transfer, conveyance and delivery of, such Restaurant Entity's Assets (other than Listed Assets) and (y) assign to the Management Companies (or such other entities), and the Management Companies (or such other entities) shall accept such assignment of and shall assume, effective at the time of Closing, the Liabilities (other than Listed Liabilities) of each of the Restaurant Entities (the "EXCESS LIABILITIES"). The Sellers' Representatives jointly and severally guarantee the payment or satisfaction of the Excess Liabilities.

          Section 3.08 LISTED ASSETS AND LISTED LIABILITIES SCHEDULE.

               Five days prior to the Closing, the Sellers' Representatives shall complete and deliver to the Purchaser a schedule, which may be updated up to the Closing (the "SCHEDULE OF LISTED ASSETS AND LISTED LIABILITIES") setting forth by Restaurant Entity and on a combined basis for all of the Restaurant Entities a reasonable description of the Listed Assets and the Listed Liabilities of each Restaurant Entity as of the close of business on the last day of the month preceding such determination.

          Section 3.09 Purchase Price Adjustments.

               (a)  CLOSING SCHEDULES

                    (i) Five days prior to the Closing, the Sellers' Representatives shall complete and deliver to the Purchaser a schedule (the "PRELIMINARY CLOSING SCHEDULE") setting forth by Restaurant Entity the Listed Assets (other than Operating Assets and Franchises) and Listed Liabilities of the Restaurant Entities (on an individual and on a combined basis), as reasonably estimated by Sellers (based upon book value) to reflect such items as of the Closing Date. The Preliminary Closing Schedule shall be determined in accordance with GAAP and the terms of this Agreement, and shall be subject to the reasonable approval of the Purchaser.

                    (ii) In the event that the aggregate Listed Assets reflected in the Preliminary Closing Schedule exceed the aggregate Listed Liabilities reflected therein, the Purchase Price shall be increased by the amount of such excess. In the event that the aggregate Listed Liabilities reflected therein exceed the aggregate Listed Assets reflected therein, the Purchase Price shall be decreased by the amount of such excess. Any adjustment made pursuant to this Section 3.09(a)(ii) is hereinafter referred to as the "PRELIMINARY ADJUSTMENT".

                    (iii) No later than thirty days after the Closing, the Sellers' Representatives shall complete and deliver to the Purchaser a final schedule (the "FINAL CLOSING SCHEDULE", and together with the Preliminary Closing Schedule, the "CLOSING SCHEDULES") setting forth by Restaurant Entity and on a combined basis for all of the Restaurant Entities as of the close of business on the Closing Date the book value of the Listed Assets (other than Operating Assets and Franchises) and the Listed Liabilities of each Restaurant Entity. The Final Closing Schedule shall be determined in accordance with GAAP, in accordance with the terms of this Agreement, and shall be certified by the Sellers' Auditor. The expenses of preparing and auditing the Final Closing Schedule shall be borne by the Sellers.

                    (iv) For purposes of valuing the Inventory for the Closing Schedules, Inventory shall be equal to the lower of cost or market value (net of any reserves established therefor and appearing thereon) of such Inventory as charged to each Restaurant Entity by a non-Affiliate supplier or vendor utilizing the first-in first-out accounting method. Such Inventory value for each Restaurant Entity shall be determined for purposes of the Final Closing Schedule by physical inventories to be taken in each Restaurant at the close of business on the day immediately preceding the Closing Date by the manager thereof, who shall certify the results thereof, to his or her Knowledge, to the Purchaser and the Sellers' Representatives. The Purchaser shall have the right to have at least one of its representatives present at the taking of such inventories. The inventories shall then be priced by the Sellers' Representatives by multiplying the physical items by their cost, determined as aforesaid.

                    (v) After receipt of the Final Closing Schedule, the Purchaser shall have fifteen Business Days (the "FINAL CLOSING SCHEDULE REVIEW PERIOD") in which to review the Final Closing Schedule. The Purchaser shall have full access to the financial records and other information used in the preparation of the Final Closing Schedule, including access to the pertinent draft and final working papers of the Sellers' Representatives and the Sellers' Auditor. If the Purchaser has any objection to the Final Closing Schedule within such Final Closing Schedule Review Period, it shall deliver written notice thereof to the Sellers' Representatives and to the Sellers' Auditor setting forth, with reasonable specificity, the nature of the objection, the amount thereof and the basis therefor. If the Purchaser fails to deliver such written notice to the Sellers' Representatives prior to the end of the Final Closing Schedule Review Period, the Final Closing Schedule shall be final and binding on all of the parties hereto. In the event that the Purchaser and the Sellers' Representatives cannot reconcile their differences concerning the Final Closing Schedule within five Business Days after delivery of such notice, the Purchaser and the Sellers' Representatives shall mutually engage a "Big Six" national public accounting firm other than the Purchaser's accountants (the "THIRD ACCOUNTING FIRM") to review the Final Closing Schedule and, within 20 Business Days of such engagement, make a final determination as to the matters in dispute between the parties. Any such final determination by the Third Accounting Firm shall be final and binding upon the parties hereto absent manifest error. The costs of the Third Accounting Firm shall be borne one-half by the Purchaser and one-half by the Sellers.

                    (vi) In the event that the aggregate Listed Assets reflected in the Final Closing Schedule exceed the aggregate Listed Liabilities reflected therein (the "FINAL EXCESS"), then the Purchaser shall promptly pay to the Sellers an amount equal to either (A) the Final Excess minus the Preliminary Adjustment, if the Preliminary Adjustment resulted in an adjustment in favor of the Sellers at Closing, or (B) the Final Excess plus the Preliminary Adjustment, if the Preliminary Adjustment resulted in an adjustment in favor of the Purchaser at Closing. In the event that the aggregate Listed Liabilities reflected in the Final Closing Schedule exceed the aggregate Listed Assets reflected therein (the "FINAL DEFICIT"), then the Escrow Agent shall promptly pay to the Purchaser from the Escrow Fund an amount equal to either (C) the Final Deficit plus the Preliminary Adjustment, if the Preliminary Adjustment resulted in an adjustment in favor of the Sellers at Closing, or (D) the Final Deficit minus the Preliminary Adjustment, if the Preliminary Adjustment resulted in an adjustment in favor of to the Purchaser at Closing.

               (b) ADDITIONAL RESTAURANTS ADJUSTMENT. (i) At the Closing the Purchase Price shall be increased by the aggregate out of pocket third-party non-Affiliate purchase price, costs and expenses incurred to acquire and/or construct, open and equip the Additional Restaurants set forth on
Schedule 3.09(b) (collectively, "Opening Expenses") and, to the extent the Sellers incur additional Opening Expenses after the date hereof that are not set forth on Schedule 3.09(b) then the Sellers shall provide the Purchaser with appropriate documentation evidencing the payment and amount of such costs promptly after their receipt thereof. The Purchase Price shall be further increased by the amount set forth in such documentation and for any franchise fees and TRA expenses incurred in connection therewith, except to the extent the Purchaser shall be required to pay Burger King for such franchise fees and TRA expenses; PROVIDED, that in no event shall the Purchase Price be increased for the amount of any financing costs of any kind, including, without limitation, the cost of obtaining such financing; loan or commitment fees; the costs of any appraisals in connection therewith and the payment of principal and interest on any loans obtained through any financing.

                    (ii) In the event that any Seller or any Affiliate of any Seller intends to acquire any interest or right to any interest in any Burger King restaurant business or operation within the Restricted Area prior to the Closing, other than those set forth on Exhibit C hereto, then such Seller or Affiliate of such Seller shall first request the approval of the Purchaser to acquire such interest or right to such interest. If the Purchaser approves such acquisition, then such acquisition may be consummated and the acquired restaurant shall be deemed to be an Additional Restaurant and shall be governed by the terms of Section 3.09(b)(i) hereof.

               (c) ENVIRONMENTALLY DAMAGED RESTAURANT AND DAMAGED RESTAURANT ADJUSTMENT. The Purchase Price shall be adjusted, if necessary, pursuant to the provisions of Sections 6.19 (Environmentally Damaged Restaurant) and 7.01 (Damaged Restaurant) hereto.

               (d)  ALLOCATION OF ADJUSTMENT.   Anything  contained in this
Section 3.09 to the contrary notwithstanding, any Purchase Price adjustment that results from this Section 3.09 shall be allocated among the Sellers by the Sellers' Representatives. The Purchaser shall bear no responsibility for, and shall not be liable to, any Seller for any such allocation.

               (e) ADJUSTMENT FOR RENT OBLIGATIONS. Except with respect to the Additional Restaurants, the Purchase Price shall be increased by the portion of any rent allocated pursuant to Section 3.03(b)(iii) from and after the Closing Date but paid by the Sellers or the Restaurant Entities as of the Closing Date and shall be decreased by the portion of any rent allocated pursuant to Section 3.03(b)(iii) prior to the Closing Date but not paid by the Sellers or the Restaurant Entities as of the Closing Date.

          Section 3.10 POST-CLOSING ALLOCATIONS.

               (a) All obligations of the Restaurant Entities including utilities, electricity, water and gas shall be prorated as between the Sellers and the Purchaser for the month in which the Closing occurs by allocating to the Sellers the amount of such obligation for such month multiplied by a fraction the numerator of which is the number of days in such month prior to the Closing Date, and the denominator of which is the number of days in the month in which the Closing occurs, and by allocating the balance to the Purchaser. The Sellers and the Purchaser shall settle such allocations by making the appropriate payments to each other (after taking into account all such allocations) within 90 days after the Closing Date.

               (b) To the extent any additional rent is due, or any refund or reduction is owing to any Restaurant Entity or the Purchaser with respect to the current lease year pursuant to any Third Party Lease being transferred or assigned to the Purchaser in connection with the transactions set forth in this Agreement, the Sellers and the Purchaser shall allocate such additional rents, refunds and reductions between them for such year by allocating to the Sellers based upon the relative number of days during such lease year prior to the Closing Date over the number of days in such lease year and by allocating the balance to the Purchaser. The Sellers and the Purchaser shall settle such allocations by making appropriate payments to each other (after taking into account all allocations) within 180 days after the last such lease year.



                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          (a) Richard D. Fors, Jr. (in his individual capacity, "Fors") and Charles J. Mund (in his individual capacity, "Mund") jointly and severally represent and warrant to the Purchaser with respect to themselves and on behalf of their respective Sellers and each of the Restaurant Entities owned (directly or indirectly) by either of them, and (b) each of the other Sellers individually represents and warrants, on their own behalf as Sellers and only as to each Restaurant Entity owned by such Seller, as follows:

          Section 4.01 ORGANIZATION AND QUALIFICATION. Each Restaurant Entity is either a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, having the requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted, or is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, having the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted. Each Restaurant Entity is duly qualified either as a foreign corporation or as a foreign limited liability company to transact business, and is in good standing, in each of the jurisdictions set forth opposite such Restaurant Entity's name on
Schedule 4.01 hereto. The jurisdictions set forth on Schedule 4.01 hereto are the only jurisdictions where the character of each Restaurant Entity's properties, owned or leased, or the nature of each Restaurant Entity's activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on any such Restaurant Entity. Each Restaurant Entity does not own or lease property in any jurisdiction other than its jurisdiction of incorporation or formation and the jurisdictions set forth on Schedule 4.01 hereto, and is not required for any reason to be qualified or otherwise authorized to do business in any other jurisdiction.

          Section 4.02 SUBSIDIARIES; INVESTMENTS. Each Restaurant Entity does not, directly or indirectly, own or Control or have any capital or other equity interest or participation, or any interest convertible, exchangeable or exercisable for, any capital or other equity interest or participation in, nor is such Restaurant Entity, directly or indirectly, subject to any obligation or requirement to loan funds to or invest in, any Person.

          Section 4.03 AUTHORIZATION. Each of the Restaurant Entities, the Sellers and the Responsible Individuals has the requisite power and authority to enter into this Agreement, the Escrow Agreement and the other agreements, instruments, documents and certificates to be executed and delivered by such party pursuant hereto (collectively, the "RELATED DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by any Restaurant Entity and/or any of the Sellers or Responsible Individuals to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and the Related Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly taken.

          Section 4.04 VALID AND BINDING AGREEMENT. This Agreement, the Escrow Agreement and the Related Documents, to the extent that any
Restaurant  Entity  or  any  Seller  or  Responsible  Individual is a party thereto, constitute such Person's valid and binding obligations, enforceable against such Person in accordance with their terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 4.05 TITLE TO INTERESTS. Each Seller is, directly or indirectly, the record and beneficial owner of the Interests set forth opposite such Seller's name on Exhibit A hereto, free and clear of any Lien (other than Liens (i) which will be discharged prior to or at Closing or (ii) arising under applicable securities laws), and has, or as of the Closing will have, full power and authority to convey such Interests free and clear of any Lien (other than Liens arising under applicable securities laws), and, upon delivery of and payment for such Interests as herein provided, the Purchaser will acquire good and valid title thereto, free and clear of any Lien (other than Liens (i) created by the Purchaser, or (ii) arising under applicable securities laws).

          Section 4.06 CAPITALIZATION. The authorized capitalization of each Restaurant Entity is set forth on Schedule 4.06 hereto, along with the number of outstanding Interests of such Restaurant Entity. All such outstanding Interests representing shares of capital stock are validly issued and outstanding, fully paid and nonassessable. All such outstanding Interests representing member interests in a limited liability company were validly created. Except as set forth on such Schedule 4.06, there are no other Interests of any Restaurant Entity outstanding, and no other outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which any Restaurant Entity is a party or may be bound requiring the issuance or sale of Interests of any Restaurant Entity, and, except as set forth on Schedule
4.06 there are no Contracts or Other Agreements by which any Restaurant Entity is or may become bound to issue additional Interests, or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to such Interests.

          Section 4.07 GOVERNING INSTRUMENTS; MINUTE BOOKS. Copies of the Governing Instruments of each Restaurant Entity, and all amendments to each, have heretofore been delivered to the Purchaser and such copies, as so amended, are true, complete and accurate. The minute books of each Restaurant Entity contain true, complete and accurate records of all meetings and consents in lieu of meetings of their respective Boards of Directors, stockholders and members and any committees thereof (or persons performing similar functions) since the time of their respective organizations. The stock books or capitalization records of each Restaurant Entity are true, complete and accurate.

          Section 4.08 ABSENCE OF CONFLICTS. The execution and delivery of this Agreement, the Escrow Agreement and the Related Documents, the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof have not and will not (subject to obtaining any required consents, approvals, authorizations, exemptions or waivers identified in Section 4.10 hereof): (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any Lien upon any of the assets, properties or business of each Restaurant Entity under, any of the terms, conditions or provisions of (x) the Governing Instruments of each Restaurant Entity or (y) any Contract or Other Agreement to which each Restaurant Entity or any of their respective assets, properties or business may be subject; or (ii) subject to compliance with the statutes, laws, rules and regulations referred to in Section 4.09 hereof, violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to each Restaurant Entity or any of their respective assets, properties or businesses.

          Section 4.09 GOVERNMENTAL APPROVALS. Other than (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), and (ii) as may be required under applicable securities laws, no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority (collectively, "PERMITS") is necessary for the consummation by the parties hereto (other than the Purchaser) of the transactions contemplated by this Agreement, the Escrow Agreement and the Related Documents.

          Section 4.10 CONSENTS. Schedule 4.10 hereto sets forth a list of all consents, approvals, exemptions, waivers or other authorizations which each Seller, each Restaurant Entity and any Affiliated Real Property Owner is required to obtain from, and any filing which such Seller, Restaurant Entity or Affiliated Real Property Owner is required to make with, any Person including, but not limited to, consents required from Burger King (the "BURGER KING CONSENTS") or any lender to any Real Property Owner in connection with the execution, delivery and consummation of this Agreement, the Escrow Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby (collectively, the "REQUIRED CONSENTS").

          Section 4.11 FINANCIAL STATEMENTS. The combined balance sheet for all of the Restaurant Entities at December 31, 1994, December 31, 1995 and December 31, 1996, and the related combined statements of income, retained earnings and cash flow for the years then ended, including the notes thereto (the "FINANCIALS"), to be delivered to the Purchaser as provided below will be prepared in a form meeting the requirements of the Securities Act and the Exchange Act, will be certified by the Sellers' Auditor, and will fairly present the combined financial position of the Restaurant Entities as at such dates and the results of operations and the changes in retained earnings and cash flow thereof for the years then ended in accordance with GAAP. The Sellers' Representatives shall cause the Financials to be delivered to the Purchaser as soon as possible, but in no event later than five days prior to the Closing Date.

          Section 4.12 TAX MATTERS.

          (a) Each Restaurant Entity which is a corporation elected to be an "S Corporation" under Section 1362(a) of the Code (and the comparable provision of all relevant state and local taxing jurisdictions) during the period indicated on Schedule 4.12 opposite such Restaurant Entity's name, and such election was effective at all times during such period. Except as provided on Schedule 4.12, no action has been taken by any of the Restaurant Entities which are corporations or any of the Sellers which has resulted or would result in the termination of the status of any of such Restaurant Entities as an S Corporation.

          (b) Each Restaurant Entity which is a limited liability company is treated as a partnership for Tax purposes and such treatment has been effective during the period indicated on Schedule 4.12 opposite such Restaurant Entity's name. No action has been taken by any Restaurant Entity which is a limited liability company or any of the Sellers which has resulted or would result in the termination of the status of any limited liability company as a partnership for Tax purposes.

          (c) Each Restaurant Entity has filed all Tax Returns which such Restaurant Entity is required to file, all such Tax Returns are true and correct in all material respects and each Restaurant Entity has paid or provided for all Taxes due, whether or not shown on such Tax Returns, and for all deficiencies or other assessments of Tax owed by it.

          (d) No penalties or other charges are, or will become, due with respect to the late filing of any such Tax Return.

          (e) No Tax Liens have been filed with respect to any Restaurant Entity (other than for Taxes not yet due and payable).

          (f) No federal income Tax Returns of any Restaurant Entity have been audited after the fiscal year ended December 31, 1993; no such audits are pending, or to the Knowledge of the Sellers threatened with respect to any federal income tax return filed for any fiscal year and all deficiencies and assessments of Tax made in connection therewith have been paid. Each of the federal income Tax Returns heretofore filed by each Restaurant Entity in respect of the fiscal year ended December 31, 1994 and later years correctly and accurately reflects the amount of its Tax liability thereunder.

          (g) Schedule 4.12 hereto sets forth the latest years for which state Tax Returns of each Restaurant Entity have been audited.

          (h)  No  Tax  deficiency   is  currently  proposed,  asserted  or
assessed and no basis exists for any such Tax deficiency or assessment.

          (i) No audit of any Tax Return of any Restaurant Entity is in progress. No extensions of time with respect to any date on which any Tax Return was or is to be filed by any Restaurant Entity is in force, and no waiver or agreement by any Restaurant Entity is in force for the extension of time for the assessment or payment of any Tax. No Restaurant Entity is a party to any agreement providing for the allocation or sharing of Taxes.

          (j) The Restaurant Entities have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes from the wages or salaries of employees and independent contractors and have paid over to the proper governmental authorities all amounts required to be so withheld and are not liable for any Taxes for failure to comply with such laws, rules and regulations.

          (k) The Sellers and the Restaurant Entities are not "foreign persons" within the meaning of Treasury Regulations Section 1.1445-2(b)(2), and they will deliver to the Purchaser, on or before the Closing Date, "FIRPTA" certificates and affidavits of non-foreign status which meet the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations in the forms attached hereto as Exhibits M or N, as applicable.

          (l) Except as provided on Schedule 4.12, as of December 31, 1995, there were no assets of the Restaurant Entities for which the tax basis and book basis differed materially.

          (m)  No  Restaurant  Entity  has  at  any  time  consented  under
Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock. No Restaurant Entity is a party to any agreement that provides for the payment of any amount that would be nondeductible (in whole or in part) pursuant to Section 280G of the Code.

          (n) Since January 1, 1994, no Restaurant Entity has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state or local tax statutes.

          Section 4.13 COMPLIANCE WITH LAW. Each Restaurant Entity is not in violation of and since January 1, 1996 has not failed to comply in any respect with, any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation, of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority applicable to it or to their respective assets, properties, businesses or operations. The conduct of each Restaurant Entity's respective businesses is in conformity with all customary Burger King operating standards and with applicable foreign, federal, state, county and local energy, public utility and health requirements and all other foreign, federal, state, county and local governmental, regulatory and administrative requirements. Each Restaurant Entity has all Permits set forth on Schedule 4.13 hereto and all of such Permits are in full force and effect and no other Permits are necessary or required for the conduct of the business of each Restaurant Entity. Since January 1, 1994, there have been no violations recorded in respect of any Permit other than those which, individually or in the aggregate, would not have a Material Adverse Effect and no proceeding is pending, or, to the Knowledge of the Restaurant Entities or any of the Sellers, threatened, to revoke or limit any Permit. This representation and warranty shall be deemed not to cover the matters expressly covered in Sections 4.16(b)(vi), 4.16(d), 4.20, 4.24, 4.25, 4.26 and 4.28.

          Section 4.14 LITIGATION. Except as set forth on Schedule 4.14 hereto, there are no outstanding judgments, rulings, orders, writs, injunctions, awards or decrees of any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or arbitral tribunal against or involving any Restaurant Entity, any Seller (relevant to the Restaurant Entities) or otherwise relating to the business of any Restaurant Entity. No Restaurant Entity or Seller is a party to, or to the Knowledge of any Restaurant Entity or any of the Sellers threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration proceeding relevant to the Restaurant Entities or otherwise relating to the business of any Restaurant Entity other than as set forth on Schedule 4.14 hereto and none of the matters set forth on Schedule 4.14 hereto, if decided adversely, would have a Material Adverse Effect on the relevant Restaurant Entity.

          Section 4.15 AGREEMENTS. Schedule 4.15 hereto sets forth and the Sellers have made available to the Purchaser (to the extent in written form) or have informed the Purchaser  as  to  (to the extent not in written form) all of the following Contracts and Other Agreements to which any Restaurant Entity, Responsible Individual or Seller is a party or by or to which their respective assets, properties or businesses are bound or subject: (i) Contracts and Other Agreements with any current or former officer, director, employee, consultant, agent or shareholder of any Restaurant Entity; (ii) Contracts and Other Agreements with any labor union or association representing any employee of any Restaurant Entity;
(iii) Contracts and Other Agreements with respect to any Restaurant Entity involving annual payments under any such Contract or Other Agreement or under any related series of Contracts or Other Agreements of at least $10,000 for the sale of materials, supplies, equipment, merchandise or services; (iv) Contracts and Other Agreements with respect to any Restaurant Entity involving annual payments under any such Contract or Other Agreement or under any related series of Contracts or Other Agreements of at least $10,000 for the purchase or acquisition of materials, supplies, equipment, merchandise or services; (v) patent, trademark, service mark, trade name, and copyright and franchise licenses, royalty agreements or similar Contracts and Other Agreements relating to the business of any Restaurant Entity; (vi) distributorship, representative, management, marketing, sales, agency, printing or advertising Contracts and Other Agreements relating to the business of any Restaurant Entity (other than in the ordinary course of business);
(vii) Contracts and Other Agreements for the grant to any Person (other than customers) of any preferential rights to purchase any assets, properties or businesses of any Restaurant Entity; (viii) joint venture Contracts and Other Agreements relating to the business of any Restaurant Entity; (ix) Contracts and Other Agreements under which any Restaurant Entity has guaranteed the obligations of any Person; (x) Contracts and Other Agreements (other than the constituent documents of any Restaurant Entity) under which any Restaurant Entity agrees to indemnify any Person or to share Tax Liability with any Person; (xi) Contracts and Other Agreements limiting the freedom of any Restaurant Entity to engage in any line of business in any geographic area; (xii) Employee Benefit Plans (as such term is defined in Section 4.25 hereof); (xiii) Contracts and Other Agreements relating to the acquisition by any Restaurant Entity after January 1, 1994 of any operating business or the capital stock of any Person;
(xiv) Contracts and Other Agreements for the payment by any Restaurant Entity of fees or other consideration (other than payments and distributions of accumulated Subchapter S income which by their terms would not survive the Closing or require any payment or satisfaction of any obligation thereafter) to any Seller, any officer or director of any Seller or any Restaurant Entity or any other Restaurant Entity in which any of the foregoing has an interest; (xv) leases of real or personal property by each Restaurant Entity; and (xvi) any other material contract or other agreement Material to the Business, whether or not made in the ordinary course of business. Subject to the assumption and limitations included in
Section 4.16(b)(iii), all of the Contracts and Other Agreements set forth on Schedule 4.15 hereto and all licenses for commercially available software are in full force and effect and each Restaurant Entity or each Seller, as the case may be, has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its Liabilities thereunder to the extent required by GAAP. Except as separately identified on Schedule 4.15 hereto, no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Person is needed in order that the Contracts and Other Agreements constituting either Listed Assets or Listed Liabilities continue in full force and effect (without breach by any Restaurant Entity or any Seller of, or giving any contractual party a right to terminate or modify, such Contract or Other Agreement) following the consummation of the transactions contemplated hereby. Except as separately identified on Schedule 4.15 hereto, all of the Contracts and Other Agreements set forth on Schedule 4.15 hereto may be terminated by the Restaurant Entity which is a party thereto on not more than 90 days' notice without the payment of any penalty or charge.

          Section 4.16 PROPERTIES. (a) Each Restaurant Entity will have good and marketable title to (or valid leasehold interest in) all Listed Assets (whether personal, tangible or intangible) to be reflected on the Schedule of Listed Assets and Listed Liabilities as of the Closing Date.

               (b) (i) Except as set forth on Schedule 4.16(b)(i), each Affiliated Real Property Owner has good title to its respective Owned Real Properties (including without limitation the real property and the building thereon) with all necessary power and authority to enter into the Leases, and in the case of Leased Real Property, each Leasing Entity has valid leasehold interests in its respective Leased Real Property.

                    (ii) Such Owned Real Property and Leased Real Property (together with any related Easements) includes all Real Property as is used or held for use or to be used or held for use primarily in connection with the conduct of the business and operations of the Restaurant Entities as heretofore conducted. The Real Properties and all improvements thereon represent all of the locations at which the respective Restaurant Entities and any of their respective Affiliates conduct business relating to the Restaurants (other than administrative offices) and are now, and at Closing will be, the only locations where any of the Listed Assets of the Restaurant Entities or the Restaurants are located. No other Real Property other than the Owned Real Properties and Leased Real Properties is owned, used or leased by any of the Restaurant Entities except for Real Property used by any of the Restaurant Entities as its administrative offices.

                    (iii) Assuming the enforceability thereof against the other parties thereto, all such leases of Leased Real Property are, and upon the Closing all the Leases will be, valid, binding and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and there does not exist under any such existing lease of Leased Real Property any default (or any event which, with notice or lapse of time or both, would constitute a default).

                    (iv) The plants, buildings, structures and equipment located in and comprising the Restaurants and that are used in connection with the operation of the business of the Restaurant Entities are in good operating condition and repair and have been maintained on a basis consistent with standards established by Burger King (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and, in the case of plants, buildings and other structures (including without limitation, the roofs thereof), are structurally sound.

                    (v) The plants, buildings, structures and equipment located in and comprising the Restaurants and that are used in connection with the operation of the business of the Restaurant Entities conform in all respects to the standards of Burger King under the terms and conditions set forth in the applicable Burger King Franchise Agreement.

                    (vi) The plants, buildings and structures located in and comprising the Restaurants and that are used in connection with the operation of the business of the Restaurant Entities (a) comply with the minimum standards regarding barrier removal set forth in Title III of the Americans with Disabilities Act, 28 CFR 36.101 ET. SEQ. (the "ADA"), and
(b) with respect to any Restaurants which have been remodeled or otherwise altered in a way which affects usability (as described in the ADA) after January 26, 1992, comply in all respects with the provisions of the ADA applicable thereto. The Restaurants listed on Schedule 4.16(b)(vi) are all of the Restaurants which have been so remodeled or otherwise so altered after January 26, 1992.

                    (vii) Schedule 4.16(b)(vii) hereto sets forth with respect to each Seller and/or Restaurant Entity all written or oral parking leases, easements, agreements, grants, licenses, options and any other agreement (collectively referred to herein as "Easements") pursuant to which such Seller or Restaurant Entity is granted, for use in connection with its Restaurant, parking privileges or rights, current or prospective, and/or rights of access of any kind or nature, other than over public roads, in and to the applicable Real Property.

                    (viii) Each Restaurant Entity currently has, and the Purchaser immediately after the Closing will have, access to public roads or valid Easements over private streets or private property for such ingress to and egress from all such Real Properties as is necessary for the conduct of the business of each Restaurant Entity as presently conducted.

                    (ix) None of the structures on such Real Properties encroaches upon real property of another Person, and, to the Knowledge of the Sellers no structure of any other Person encroaches upon any of such Real Properties.

                    (x) The expiration dates, monetary terms and renewal terms for each of the Third Party Leases are as set forth on
Schedule 4.16(b)(x) hereof. Except as set forth on Schedule 4.16(b)(x) hereof, no lease of Leased Real Property provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby, including due to a change in control of the Restaurant Entity which is a party to such lease.

               (c)  None  of  the  properties  or  assets  (whether   real,
personal, tangible or intangible) constituting Listed Assets is subject to any Liens, except:

                    (i) As disclosed in the Financials or on Schedule 4.16(c) or immaterial Liens arising after December 31, 1996 in the ordinary course of business;

                    (ii) Liens for Taxes, assessments, governmental, regulatory or administrative charges or levies, or the claims of materialmen, carriers, landlords, and like persons, which are not yet due or being contested in good faith (and for which adequate reserves are established as shown on the Financials or which have been established after the date thereof); or

                    (iii) Liens which do not materially detract from the value of such property or assets as now used, or interfere in any material respect with any present use of such property or assets.

               (d) No violation of any statute, law, ordinance, code, rule or regulation (including, without limitation, statutes, laws, ordinances, codes, rules or regulations relating to zoning, city planning or similar matters, but excluding the matters covered in Section 4.13, 4.16(b)(vi), 4.20, 4.24, 4.25, 4.26 and 4.28), relating to any of the properties or assets of any Restaurant Entity, whether owned or leased, presently exists or has existed at any time since January 1, 1996 other than for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Restaurant Entity. Except as set forth on Schedule 4.16(d), there are no developments affecting any of such properties or assets pending or, to the Knowledge of any of the Sellers, threatened (other than (A) general economic conditions, (B) conditions affecting the fast food industry generally, (C) actions by competitors that have been widely publicized, and
(D) actions by competitors other than Wendy's International Inc. ("WENDY'S") or McDonald's Corporation ("MCDONALD'S")) which could reasonably be expected to materially detract from the value of such property or assets, interfere in any material respect with any present use of such property or assets or materially and adversely affect the marketability of such properties or assets. To Seller's Knowledge, neither Wendy's nor McDonald's is developing or planning any store or has opened any store since January 1, 1997 within the Restricted Area other than as described in Schedule 4.16(d).

               (e) On the Closing Date, each Restaurant other than the Additional Restaurants, together with its related assets and property, will constitute a fully operable "turn-key" Burger King restaurant, in full compliance with the Burger King standards currently applicable thereto, sufficient to permit the Purchaser to obtain the consent of Burger King to the transfer of the Burger King Franchise Agreement relating to each Restaurant and to permit the Purchaser to immediately operate the business at such Restaurant as presently conducted thereon; provided, however, that no representation or warranty is made regarding any conditions that Burger King may attach to such approval.

               (f) Set forth on Schedule 4.16(f) hereto is a true and complete list of each certificate of occupancy for each Restaurant located on the Real Properties, copies of such certificates of occupancy and all amendments thereto to date have heretofore been delivered to Purchaser, and which copies are complete and correct as of the date of this Agreement and will be complete and correct as of the Closing Date. All necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Properties for the purposes for which they are intended and to which they are presently devoted including, without limitation, for the operation of a Burger King restaurant thereon, have been issued and remain valid. All notes or notices of violation of any laws against or affecting any such Real Properties have been or are being complied with. There are no outstanding correcting work orders from any federal, state, county, municipal or local government, or the owner of the Real Properties or any insurance company, with respect to any such Real Properties.

               (g) There are no condemnation or eminent domain proceedings of any kind whatsoever or proceedings of any other kind whatsoever for the taking of the whole or any part of the Real Properties for public or quasi-public use pending or, to the Knowledge of any Seller, threatened against the Real Properties, except as set forth on Schedule 4.16(g).

               (h) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any law or by the normal use and operation of the Real Properties and the Restaurants located thereon are installed to the property lines of the respective Real Properties, are connected pursuant to valid permits, are fully operable and are adequate in all material respects to service the Real Properties and the Restaurants located thereon as presently operated and to permit compliance with all laws and normal utilization of the Real Properties and the Restaurants located thereon as presently operated and no Seller has any Knowledge of any actions (other than routine immaterial maintenance) that are required after the Closing to keep such utilities operable and valid.

               (i) All licenses, permits, certificates, including, without limitation, proof of dedication, required from all governmental agencies having jurisdiction over the Real Properties, and from any other Persons, for the normal use and operation of the Real Properties and the Restaurants located thereon as currently being operated and to ensure adequate vehicular and pedestrian ingress to and egress from the Real Properties as currently being operated and the Restaurants located thereon are set forth on Schedule 4.16(i) hereto and have been obtained. To the knowledge of Sellers, the Easements are valid and binding, in full force and effect and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          Section 4.17 FRANCHISE AGREEMENTS. The Sellers have delivered to Purchaser true, complete and correct copies of the Burger King Franchise Agreements, including any and all amendments thereto and including any Development Rights agreements whether exclusive or otherwise. Each Restaurant Entity (or Seller in the case of Restaurant Entities which are limited liability companies) owns its respective right, title and interest in its Burger King Franchise Agreement, free and clear of all Liens (other than Liens created (i) by the Burger King Franchise Agreements, and
(ii) hereby). Subject to the written consent of Burger King, each Restaurant Entity (or Seller in the case of Restaurant Entities which are limited liability companies) has the requisite power and authority to sell, assign, transfer and convey its Burger King Franchise Agreement. No Restaurant Entity nor any Seller has received any notice of violation with respect to the Burger King Franchise Agreements which has not been cured in all material respects, and no Seller knows or has reason to know of any event which would give rise to a violation or default under any of the Burger King Franchise Agreements. Pursuant to the terms of each of the Burger King Franchise Agreements, the Sellers may be required to pay a fee to Burger King in connection with the transfer or assignment of each of the Restaurant Entities. Other than for such fees, no Burger King Franchise Agreement provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby, including due to a change in control of the Restaurant Entity which is a party to such Burger King Franchise Agreement. Exhibit A to
Schedule 4.15 sets forth the expiration date of each Burger King Franchise Agreement.

          Section 4.18 INVENTORY. As of the Closing, the Inventory of each Restaurant Entity will be in usable or salable condition in the ordinary course of business at the amounts to be carried on the Final Closing Schedule representing the lower of cost or market value (determined on a first-in-first-out basis) (net of any reserves established therefor and appearing thereon). The materials, supplies, and additions thereto, included in such Inventory will be of at least the standard quality for such items in accordance with Burger King standards. The amounts of the Inventories reflected on the Final Closing Schedule will be, and the amounts of Inventories reflected on the books and records of each Restaurant Entity have been, determined in accordance with GAAP (except as otherwise expressly provided herein). The quality and quantities of all such Inventory of each Restaurant Entity will be reasonable in accordance with the current specifications of Burger King. At Closing, the Inventory at each Restaurant shall be sufficient for the operation of such Restaurant for at least 48 hours after the Closing Date.

          Section 4.19 ASSETS. Exhibit O hereto sets forth all Operating Assets owned or claimed by each Restaurant Entity having an initial acquisition cost of $10,000 or more. All Contracts and Other Agreements pursuant to which any Restaurant Entity may hold or use any interest owned or claimed by any Restaurant Entity (including, without limitation, options) in or to the Operating Assets are in full force and effect and, with respect to the performance of any Restaurant Entity, there is no default or event of default (or event which, with notice or lapse of time or both, would constitute a default) under any such Contract or Other Agreement which would have a Material Adverse Effect on the applicable Restaurant Entity. The Operating Assets of each Restaurant Entity are functioning properly and are in reasonably satisfactory working condition, consistent with the current specifications of Burger King. During the past three years there has not been any material interruption of the operations of any Restaurant Entity due to inadequate maintenance of the Operating Assets. The Operating Assets required to operate a Burger King restaurant are owned, or at the Closing will be owned, by each respective Restaurant Entity in possession of any such Operating Assets.

          Section  4.20  INTANGIBLE  PROPERTY.  Set forth on Exhibit  A  to
Schedule 4.15 are all of the franchise agreements, as amended or modified, between any Seller or Restaurant Entity and Burger King regarding the Restaurants (the "BURGER KING FRANCHISE AGREEMENTS"). Other than the Burger King Franchise Agreements, there are no patents, trademarks, service marks, trade names, copyrights, franchises, applications for any of the foregoing, or Permits, grants and licenses or other rights running to or from each Restaurant Entity relating to any of the foregoing (other than licenses relating to commercially available software) which are used in the business of the Restaurant Entities. Each Restaurant Entity has no notice of any adversely held franchise of any other Person or notice of any claim of any other Person relating to any of the Burger King Franchise Agreements and licenses relating to commercially available software or any process or confidential information of any Restaurant Entity, and neither any Restaurant Entity nor any of the Sellers has any Knowledge of any basis for any such charge or claim.

          Section 4.21 LIABILITIES. (a) As at December 31, 1996 and the Closing Date, no Restaurant Entity had or will have any direct or indirect Indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental, regulatory or administrative charges or lawsuits brought, required by GAAP to be set forth on a financial statement, that has not been listed on the Financials or the Final Closing Schedule and has not and will not be paid in full or fully and adequately reflected or reserved against on the
Financials or the Final Closing Schedule. Except as listed on the Financials no Restaurant Entity has any Liabilities individually in an amount that could reasonably be expected to exceed $10,000 other than those incurred since January 1, 1997 in the ordinary course of business. Neither any Restaurant Entity nor any of the Sellers or Responsible Individuals has any Knowledge of any possible or potential liabilities which are likely to give rise to any Liabilities of any Restaurant Entity except in the ordinary course of business.

               (b) The "Listed Liabilities", as reflected on the Final Closing Schedule (by description and amount) and the Schedule of Listed Assets and Listed Liabilities, will include only unpaid Liabilities, if any, arising from trade payables and accrued operating expenses due and payable within thirty days after Closing, AND WILL NOT INCLUDE (except as otherwise provided herein) (i) any Taxes of the Sellers or the Responsible Individuals, including without limitation employer payroll and related taxes relating to periods prior the Closing, and (ii) obligations related to insurance policies, BUT WILL INCLUDE the amount (in cost terms) of any accrued vacation pay (and all employer payroll and related taxes), calculated in accordance with the provisions of Schedule 4.21(b) hereto.

          Section 4.22 SUPPLIERS. The relationships of each Restaurant Entity with their respective suppliers are not based on terms and conditions less favorable to such Restaurant Entity than the Restaurant Entity would receive in an arms-length transaction with an unaffiliated third party. No supplier of any Restaurant Entity has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with any Restaurant Entity during the twelve months immediately preceding the date hereof or has during the last twelve months materially decreased, or threatened to materially decrease or materially limit its services, supplies or materials to any Restaurant Entity. Neither any Restaurant Entity nor any of the Sellers has received any notice during the twelve months immediately preceding the date hereof that any such supplier intends to cancel or otherwise materially modify its relationship with any Restaurant Entity or to materially decrease or materially limit its services, supplies or materials to any Restaurant Entity.

          Section 4.23 EMPLOYMENT AND LABOR AGREEMENTS. (a) The management and consulting agreements listed on Exhibit B to Schedule 4.15 hereto constitute all employment and consulting contracts and other agreements between each Restaurant Entity and any of such Restaurant Entity's employees, consultants and agents, including the Management Companies. None of the Contracts or Other Agreements listed thereon provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby. True, complete and accurate copies of the Documents and Other Papers setting forth the terms of each Contract and Other Agreement described on Exhibit B to
Schedule 4.15 hereto have heretofore been delivered to the Purchaser. There are no oral modifications to any of such Contracts or Other Agreements. The Liabilities related to the Contracts and Other Agreements set forth on Exhibit B to Schedule 4.15 hereto have been truly and accurately provided for on the books of account of each Restaurant Entity.

               (b) (i) No Restaurant Entity has entered into any collective bargaining agreements with respect to its Employees, (ii) there are no written personnel policies to the Restaurant Entities' employees generally, other than employee manuals, true and complete copies of which have previously been provided to the Purchaser, (iii) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to each Responsible Individual's or Seller's Knowledge, threatened against or affecting each such Restaurant Entity and during the past three years there has been no such action, (iv) to each Responsible Individual's or Seller's Knowledge, no union organization campaign is in progress with respect to any of the employees of any Restaurant Entity and no question concerning representation exists respecting such employees, (v) there is no unfair labor practice, charge or complaint pending or, to each Responsible Individual's or Seller's Knowledge, threatened against each such Restaurant Entity, and (vi) no Restaurant Entity has entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its employees at any time, for any lawful or no reason, without penalty or liability.

          Section 4.24 DISCRIMINATION AND OCCUPATIONAL SAFETY. No Person (including, but not limited to, any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority) has asserted since January 1, 1994 any claim, suit, action, proceeding or investigation against any Restaurant Entity arising out of any statute, law, ordinance, code, rule or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. <section> 1981, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Worker Adjustment and Retraining Notification Act, as amended) which, if upheld, would have a Material Adverse Effect on the relevant Restaurant Entity.

          Section 4.25 EMPLOYEE BENEFIT PLANS. (a) Schedule 4.25 hereto lists all employee benefit plans of each Restaurant Entity which any Restaurant Entity maintains or to which any Restaurant Entity is obligated to contribute, including, without limitation, each single employer, multiemployer and multiple employer pension, profit-sharing, stock bonus, money purchase, retirement, welfare benefit, savings, insurance, vacation pay, severance pay, stock purchase, stock option, incentive or deferred compensation and bonus plan or arrangement, and any other employee benefit plan covering each Restaurant Entity's employees, consultants, agents and ex-employees, and their dependents and beneficiaries (collectively, the "EMPLOYEE BENEFIT PLANS"). None of the Employee Benefit Plans which are not qualified plans exempt from income Taxation, provides or promises benefits to ex-employees (including retirees) of any Restaurant Entity and their dependents and beneficiaries, except as specifically required under the Code with respect to continuation of coverage. All of such Employee Benefit Plans have been operated in accordance with their terms, and all of such Employee Benefit Plans that are nonmultiemployer plans, and that are subject to the terms of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, or other statutes, laws, ordinances, codes, rules and regulations comply in all material respects with ERISA, the Code, and such other statutes, laws, ordinances, codes, rules and regulations, as applicable, and, in the case of each such Employee Benefit Plan which is a qualified plan exempt from income Tax, a determination has been received from the appropriate District Director of Internal Revenue that such plan is qualified under Section 401(a) of the Code and the trust created thereunder, if any, is exempt from federal Tax under Section 501(a) of the Code and nothing has occurred since such determination that would adversely affect the qualification of such plan or the tax-exempt status of such related trust. There has been no transaction involving any Employee Benefit Plan maintained by any Restaurant Entity which is a "prohibited transaction" under ERISA or the Code in connection with which such Restaurant Entity would be subject to Liability under ERISA or any Tax Liability imposed by the Code, or which would subject any such Employee Benefit Plan or such Restaurant Entity to a penalty under ERISA, the Code or any other statute, law, ordinance, code, rule or regulation.

               (b) Other than accrued vacation pay, none of the Employee Benefit Plans listed on Schedule 4.25 hereto provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby. No suit, action, claim, proceeding, investigation or arbitration has been made or instituted or, to the Knowledge of the Restaurant Entity or any of the Sellers, threatened, with respect to any of such Employee Benefit Plan or any assets thereof.

               (c) All contributions or payments required to be made to such Employee Benefit Plans by their terms or by law and any relevant collective bargaining agreement(s), before or after the Closing Date, with respect to all periods or events occurring prior to the Closing Date (including all insurance premiums) have been properly paid or accrued on the books of account of each Restaurant Entity prior to the Closing Date (including, without limitation, a PRO RATA share with respect to any period including the Closing Date based on the ratio of the number of days in such period to the total number of days in the plan year). Required annual reports (Form 5500 series), if any, with respect to each Employee Benefit Plan have been properly filed including the payment in full of any late fees, interest and penalties if and to the extent applicable.

               (d) No Restaurant Entity nor any trade or business treated as a single employer under common control with any Restaurant Entity within the meaning of Section 414 of the Code (an "ERISA AFFILIATE") maintains or has an obligation to contribute to any Employee Benefit Plan subject to Title IV of ERISA. No Restaurant Entity nor any ERISA Affiliate is subject to any asserted or unasserted withdrawal or other liability under Title IV of ERISA or is potentially secondarily liable for any withdrawal or other liability under Title IV of ERISA.

               (e) True, complete and accurate copies of the documents setting forth the terms of each Employee Benefit Plan listed on
Schedule 4.25 hereto, including, without limitation, plans, agreements, amendments, trusts and all related Contracts and Other Agreements and, where applicable, copies of the plans': (i) most recent summary plan descriptions and modifications thereto; (ii) notices distributed to employees, consultants, agents, dependents and other beneficiaries with regard to any continuation of coverage required under law; (iii) most recent favorable Internal Revenue Service determination letters; (iv) three most recent annual reports (Forms 5500), including, without limitation, audited financial statements and all schedules thereto; and (v) three most recent actuarial reports have heretofore been delivered to the Purchaser. There are no oral modifications to any of such Employee Benefit Plans. The Liabilities for all benefits provided pursuant to the Employee Benefit Plans set forth on Schedule 4.25 hereto have been truly and accurately provided for on the books of account of each Restaurant Entity or Management Company in accordance with GAAP.

          Section 4.26 TERMINATED PLANS. There have not been any Employee Benefit Plans in effect at any time during the three years preceding the Closing Date with respect to which any Restaurant Entity or any ERISA Affiliate has taken action during such period which has or will result in termination of such Employee Benefit Plans. No Restaurant Entity or ERISA Affiliate has any Liability to any Person, including, without limitation, the Pension Benefit Guaranty Corporation (the "PBGC"), any other governmental, regulatory or administrative agency or authority or any participant in or beneficiary of any such Employee Benefit Plan, nor is any Restaurant Entity or ERISA Affiliate liable or potentially liable for any excise, income or other Tax or penalty, as a result of any Employee Benefit Plan termination. All terminations have been made in accordance with the Code and ERISA, all required filings and participant communications have been made and, where appropriate, each Restaurant Entity has obtained a favorable determination letter from the Internal Revenue Service with respect to the termination of each Employee Benefit Plan which is a qualified retirement plan and has not received a notice of noncompliance from the PBGC with respect to any Employee Benefit Plan. The notices to the PBGC, participants and beneficiaries were made, and favorable determination letters were received, based on full and accurate disclosure of all relevant facts. All steps with regard to the termination of each terminated Employee Benefit Plan shall have been completed on or prior to the Closing Date, including, without limitation, the distribution of accrued benefits to participants and the purchase and distribution of annuity contracts to participants, and the making of all required post-termination filings.

          Section 4.27 EMPLOYEES. Schedule 4.27 hereto sets forth all of the multi-unit supervisory personnel relating to the Restaurants. Except as set forth on Schedule 4.27, none of such employees and none of the other key employees of any Restaurant has, to the Knowledge of any of the Sellers, given notice to any Restaurant Entity that he or she intends to resign or retire as a result of the transactions contemplated hereby or otherwise.

          Section 4.28 ENVIRONMENTAL MATTERS. (i) There has been no Release at any of the assets, properties or businesses of any Restaurant Entity, or any of their respective predecessors in interest (which are or had been Affiliates of any Seller or Restaurant Entity), during any period where the Restaurant Entity owned, leased or operated the assets, properties or businesses that is reasonably likely to give rise to an Environmental Liability; (ii) no Hazardous Materials are used, stored, disposed or generated on any assets, properties or businesses of any Restaurant Entity or any of their respective predecessors in interest (which are or had been Affiliates of any Seller or Restaurant Entity) or any facility leased or operated by any Restaurant Entity, or any of their respective predecessors in interest (which are or had been Affiliates of any Seller or Restaurant Entity), except in compliance with Environmental Laws; (iii) the operations of the Restaurant Entities are in compliance with Environmental Laws; (iv) to the Sellers' Knowledge there has not been any Release or threatened Release of Hazardous Materials at a facility which received Hazardous Materials generated by any of the Restaurant Entities or their respective predecessors in interest (which are or had been Affiliates of any Seller or Restaurant Entity); (v) there is no Environmental Claim pending, nor, to the Knowledge of any Restaurant Entity or any of the Sellers, threatened, against any Restaurant Entity or any of their respective predecessors in interest (which are or had been Affiliates of any Seller or Restaurant Entity) that are reasonably likely to result in Environmental Liability; (vi) to the Knowledge of any Restaurant Entity or any of the Sellers, no Environmental Claims have been asserted or threatened to be asserted against any of the facilities which received Hazardous Materials generated by any Restaurant Entity or any of their respective predecessors in interest (which are or had been Affiliates of any Seller or Restaurant Entity); and (vii) no Liens have been filed or are pending against any Property of the Sellers or any of their respective predecessors in interest (which are or had been Affiliates of any Restaurant Entity or Seller) applicable to it or their respective assets, properties, or businesses with respect to any Environmental Liabilities. Since January 1, 1994, each Restaurant Entity has maintained true and complete records relating to their respective waste generation, treatment, storage and disposal activities in connection with their respective businesses and to materials handling within their respective facilities and by outside processors in connection with their respective businesses.

          Section 4.29 INSURANCE. Schedule 4.29 hereto sets forth all currently effective policies or binders of fire, liability, workers compensation, vehicular or other insurance held by or on behalf of each Restaurant Entity (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder for more than $10,000 per claim setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit of any of the insurer's liability thereunder). All such policies and binders are in full force and effect. No Restaurant Entity is in default with respect to any provision contained in any current policy or binder or has failed to give any notice or present any claim for more than $10,000 under any of the policies or binders in due and timely fashion. There are no outstanding unpaid claims in an estimated or actual amount in excess of $10,000 under any of the policies or binders other than those set forth on Schedule 4.29 hereto or arising after the date hereof in the ordinary course of business. None of the Sellers nor any Restaurant Entity has received a notice of cancellation or nonrenewal of any current policy or binder. None of the Sellers nor any Restaurant Entity has any Knowledge of any inaccuracy in any application for any of the policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any current insurance. No Restaurant Entity has been refused any insurance with respect to their respective assets, properties or businesses, nor has any coverage been materially limited by any insurance carrier to which any Restaurant Entity has applied for any such insurance or with which any Restaurant Entity has carried insurance during the last three years.

          Section 4.30 OPERATIONS OF THE RESTAURANT ENTITIES. Except as set forth on Schedule 4.30 or the other Schedules hereto, from December 31, 1996 through the date hereof, the business of each Restaurant Entity has been conducted in the ordinary course on a basis consistent with past practice and no Restaurant Entity has:

                    (i) been subject to any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect on the relevant Restaurant Entity (other than (A) general economic conditions, (B) conditions affecting the fast food industry generally, (C) actions by competitors which have been widely publicized, (D) actions by competitors other than Wendy's or McDonald's and (E) as set forth on Schedule 4.16(d));

                    (ii) amended its Governing Instruments from those provided to the Purchaser or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or membership interests, as applicable, or changed or agreed to change in any manner the rights of its outstanding capital stock or membership interests, as applicable, or the character of its business;

                    (iii) issued, sold, purchased or redeemed, or entered into any Contracts or Other Agreements to issue, sell, purchase or redeem, any shares of its capital stock or membership interests, as applicable, or any options, warrants, convertible or exchangeable securities, subscriptions, rights, (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to its capital stock, or membership interests, as applicable, except in connection with its initial organization;

                    (iv) entered into or amended any employment, deferred compensation, severance, retirement or other similar agreement; entered into any Contract or Other Agreement with any labor union or association representing any employee; or adopted, entered into or amended any Employee Benefit Plan or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder except as required by law;

                    (v)  adopted  a  plan  of  liquidation  or  resolutions
providing for the liquidation, dissolution, merger, consolidation or other reorganization of such Restaurant Entity except as contemplated by Sections 10.07(b) and 10.07(c);

                    (vi) waived   any   right  of  value  Material  to  the
Business;

                    (vii) made any change in its accounting methods, principles or practices or made any change in depreciation or amortization policies or rates adopted by it or elected the early adoption of any change in financial accounting standards promulgated by the Financial Accounting Standards Board;

                    (viii) materially changed any of its business policies;

                    (ix) incurred any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of such Restaurant Entity which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such Restaurant Entity;

                    (x) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants or agents or any accrual for or Contract or Other Agreement to make or pay the same except in the ordinary course of business consistent with past practice;

                    (xi) other than accrued vacation pay, made any payment or commitment to pay severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives;

                    (xii) except in the ordinary course of business and except as provided in Section 10.07, entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets, properties or businesses other than sales of Inventory in the ordinary course of business; granted or suffered any Lien on any of its assets, properties or businesses not reflected in the Financials; entered into, amended or terminated any Third Party Lease or any Contract or Other Agreement of the type required to be disclosed pursuant to Section 4.15 hereof to which it is a party or by or to which it or its assets, properties or businesses are bound or subject or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person;

                    (xiii) made any capital expenditures in excess of $25,000 in any one case or $100,000 in the aggregate other than in connection with the opening of any Additional Restaurant;

                    (xiv) incurred or assumed any debt, obligation or liability for borrowed money, or issued any debt securities, or assumed, guaranteed, endorsed or otherwise as an accommodation became responsible for, liabilities of any other Person or made any loans or advances;

                    (xv) except for Operating Assets and Inventory, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

                    (xvi) taken any action outside of the ordinary course of its business which could reasonably be expected to have a material adverse effect on sales or on any Restaurant Entity;

                    (xvii) amended, terminated or entered into any other material transaction; or

                    (xviii) agreed to do any of the foregoing.

          Section 4.31 POTENTIAL CONFLICTS OF INTEREST. (a) Schedule 4.31 lists the services performed by any Management Company on behalf of any Restaurant Entity or Restaurant. Except as set forth on Schedule 4.31 hereto, no Seller, Responsible Individual nor any officer or director of any Restaurant Entity or any Restaurant Entity controlled by any of the foregoing or any member of the immediate family of any of the foregoing:

                    (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings held solely for investment purposes in securities of any Person which are listed on any national securities exchange or regularly traded in the over-the-counter market) or is an owner, sole proprietor, shareholder, member, partner, director, officer, employee, consultant or agent of, any Person which is a competitor (other than another Restaurant Entity and related Real Property Owners), lessor, lessee, or supplier of any Restaurant Entity within the Restricted Area;

                    (ii) owns, directly or indirectly, in whole or in part, any Operating Assets, patent, trademark, service mark, trade name, copyright, franchise, invention, permit, license or secret or confidential information which any Restaurant Entity is using or the use of which is necessary for or used in the business of the Restaurant Entity; or

                    (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, any Restaurant Entity, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and except for rights to indemnification and advancement of expenses under the constituent documents of any Restaurant Entity; PROVIDED, HOWEVER, the Sellers know of no basis for any claim thereunder.

               (b) Except as set forth in Schedule 4.31 or in the Financials, during the three years prior to the date hereof, no Seller or Responsible Individual nor any officer or director of any Restaurant Entity or any Restaurant Entity controlled by any of the foregoing or any member of the immediate family of any of the foregoing has engaged in any transaction with or on behalf of any Restaurant Entity other than the receipt of compensation by any officer or director from any such Restaurant Entity in the ordinary course of business or the receipt of dividends or distributions to a shareholder in a Sub S corporation as properly declared by the board of directors of any such Restaurant Entity or the payment of rent to an Affiliated Real Property Owner.

          Section 4.32 BANKS, BROKERS AND PROXIES. Schedule 4.32 hereto sets forth: (i) the name of each bank, trust company and securities or other broker which holds assets of any Restaurant Entity or which has a lending relationship with any Restaurant Entity; (ii) the name of each Person authorized by any Restaurant Entity to effect transactions therewith or to have access to any safe deposit box or vault; and (iii) all proxies, powers of attorney or other like instruments to act on behalf of any Restaurant Entity in matters concerning its business or affairs.

          Section 4.33 NO BROKER. No broker, finder, agent or similar intermediary has acted for or on behalf of any Restaurant Entity or any of the Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith based on any Contract or Other Agreement with any Restaurant Entity or any of the Sellers or any action taken by any Restaurant Entity or any of the Sellers.

          Section  4.34  INTERCOMPANY   DEBTS.   Except  as  set  forth  on
Schedule 4.34 hereto, no Seller owes any amount to any Restaurant Entity. All amounts set forth on Schedule 4.34 hereto shall be paid by the applicable Seller to such Restaurant Entity at or prior to the Closing.

          Section 4.35 BURGER KING  RIGHTS.   (a)   Except  as set forth on
Schedule 4.35(a), none of the Sellers nor any Affiliates of any Seller has any interest or right to any interest in any Burger King Restaurant in the Restricted Area, other than Existing Restaurants, New Restaurants and Additional Restaurants.

               (b) Schedule 4.35(b) hereto sets forth with respect to each Seller and/or Restaurant Entity all rights such Seller or Restaurant Entity may have to TRAs with Burger King within the Restricted Area. Except as set forth on Schedule 4.35(b) hereto, no Seller, Responsible Individual or Restaurant Entity nor any Affiliate of any Seller or Restaurant Entity possesses any rights to any TRA with Burger King with respect to the Restricted Area.

               (c) Except as set forth on Schedule 4.35(c), no Seller, Responsible Individual or Restaurant Entity or their respective Affiliates has any territorial or Development Rights from Burger King regarding the exclusive right to develop any Burger King restaurant within the Restricted Area.

          Section 4.36 NET CASH FLOW. The Sellers' Representatives have delivered to the Purchaser the Schedule of Combined Net Cash Flows, certified by the Sellers' Auditor. The expenses of preparing, including the fees and expenses of the Sellers' Auditor, have been and shall be borne by the Sellers. The Net Cash Flow reflected on the Schedule of Combined Net Cash Flows for each of the Restaurant Entities, attached hereto as
Schedule 2.02(a), includes all of the operating costs and expenses incurred or paid that are attributable to operating such Restaurant Entity's respective Restaurant as a stand-alone Burger King Restaurant, regardless of whether or not such operating expenses were incurred or paid by or on behalf of any of the Restaurant Entities.

          Section 4.37 LOAN FACILITIES. Schedule 4.37 hereto sets forth all loan agreements that any of the Restaurant Entities are a party to and any related UCC filings made in connection with any such loans. Other than as set forth on Schedule 4.37, there are no loan agreements or facilities in connection with any of the Restaurant Entities. All such loan facilities will be paid off at or prior to Closing.

          Section 4.38 ADDITIONAL RESTAURANTS. (a) Schedule 3.09(b) hereto includes only bona fide out of pocket third-party non-Affiliate purchase price, costs and expenses incurred or paid to acquire, open and/or construct and equip the Additional Restaurants including, without limitation, franchise fees and TRA expenses to the extent the Purchaser is not required to pay Burger King therefor, costs relating to the real property, buildings, fixtures, equipment and other personal property comprising each Additional Restaurant sold to the Purchaser but not including any financing costs of any kind, including, without limitation, the cost of obtaining such financing, the costs of any appraisals in connection therewith and the payment of principal and interest on any loans obtained through any financing.

          (b) Schedule 3.09(b) may be updated up to 90 days after the Closing Date to reflect new information pertaining to the Additional Restaurants in accordance with the provisions of Section 4.38(a) hereof. Any such update shall be deemed to be a new representation by the Sellers as to the matters set forth in Section 4.38(a).

          Section 4.39 FULL DISCLOSURE. All Documents and Other Papers delivered by or on behalf of the Sellers, the Responsible Individuals or any Restaurant Entity in connection with this Agreement and the transactions contemplated hereby are true, complete, accurate and authentic. The representations and warranties contained in this ARTICLE IV do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

                                 ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Sellers as follows:

          Section 5.01 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted.

          Section 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. The Purchaser has the requisite corporate power and authority to enter into, execute and deliver this Agreement, the Escrow Agreement and the Related Documents and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Escrow Agreement and the Related
Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and the Related Documents and the transactions contemplated hereby and thereby. This Agreement has been, and the Escrow Agreement and the Related Documents will be, duly executed and delivered by the Purchaser and this Agreement constitutes, and the Escrow Agreement and the Related Documents will constitute, the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor's rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 5.03 ABSENCE OF CONFLICTS. The execution and delivery of this Agreement, the Escrow Agreement and the Related Documents, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof, will not: (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any Lien upon any of the assets, properties or businesses of the Purchaser under, any of the terms, conditions or provisions of (x) the charter documents or by-laws of the Purchaser or (y) any Contract or Other Agreement to which the Purchaser or any of its assets, properties or businesses may be subject; or
(ii) subject to compliance with the statutes, laws, rules and regulations referred to in Section 4.09 hereof, violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Purchaser or any of its assets, properties or businesses.

          Section 5.04 NO BROKER. No broker, finder, agent or similar intermediary has acted for or on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any Contract or Other Agreement with the Purchaser or any action taken by the Purchaser.

          Section 5.05 CONSENTS. Except for the Burger King Consents, the consent of the Purchaser's senior secured lender, any filings required pursuant to the HSR Act and any filings that Purchaser may be required to make with the Securities and Exchange Commission, the Purchaser is not required to obtain any consents, approvals or other authorizations or to make any filing with any governmental authority or agency or any other Person in connection with the execution, delivery and consummation of this Agreement, the Escrow Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby.

          Section 5.06 FINANCIAL RESOURCES.   The  Purchaser  has  cash  or
credit   facilities   presently  available  to  meet  all  of  its  payment
obligations set forth herein.

          Section 5.07 FULL DISCLOSURE. All Documents and Other Papers delivered by or on behalf of the Purchaser in connection with this Agreement and the transactions contemplated hereby are true, complete, accurate and authentic. The representations and warranties contained in this ARTICLE V do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

                                ARTICLE VI

                         COVENANTS AND AGREEMENTS

          Section 6.01 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, the Sellers and the Responsible Individuals shall use their respective commercially reasonable efforts to cause each Restaurant Entity to conduct its respective businesses in the ordinary course in a manner consistent with past practice and, without the prior written consent of the Purchaser, shall not undertake any of the actions specified in
Section 4.30 hereof.

          Section 6.02 INSURANCE. From the date hereof through the Closing Date, the Sellers shall use their respective commercially reasonable efforts to cause each Restaurant Entity to maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 4.29 hereto, except to the extent that they may be replaced with equivalent policies appropriate to insure the assets, properties and businesses of each Restaurant Entity to substantially the same extent as currently insured.

          Section 6.03 LITIGATION. The Sellers shall promptly notify the Purchaser of any suits, actions, claims, proceedings or investigations which are threatened in writing or commenced against any Seller or any Restaurant Entity or against any officer, director, employee, consultant, agent or shareholder with respect to the affairs of any Restaurant Entity including with respect to this Agreement and the transactions contemplated hereby.

          Section 6.04 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES; SATISFACTION OF CONDITIONS. The Sellers and the Responsible Individuals shall use their respective commercially reasonable efforts to cause their respective Restaurant Entities to preserve their respective business organizations intact; keep available the services of their respective present officers, employees, consultants and agents subject to customary staffing changes with respect to non-management level employees made in the ordinary course of business; maintain their respective present suppliers, licensors, licensees, contractors and others with which they have advantageous business relationships and preserve their respective goodwill; and conduct their respective businesses in such a manner so that the representations and warranties contained in ARTICLE IV hereof shall continue to be true, complete and accurate in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date. The Purchaser shall use its commercially reasonable efforts to cause the representations and warranties contained in ARTICLE V hereof to continue to be true, complete and accurate in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

          Section    6.05   ADVICE   OF   CHANGES.    (a)    The   Sellers'
Representatives shall  give  prompt  written  notice  to  the Purchaser of:
(i) the occurrence, or failure to occur, of any event which occurrence or failure could reasonably be expected to cause any representation or warranty contained in ARTICLE IV of this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate in any material respect; (ii) any failure of any Seller, Responsible Individual or any Restaurant Entity or of any officer, director, employee, consultant or agent of any Restaurant Entity, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; (iii) any event of which it has Knowledge which could reasonably be expected to result in the failure of the parties hereto (other than Purchaser) to satisfy the conditions specified in ARTICLE VIII or IX hereof; (iv) any notice of, or other communication relating to, a material default (or event which, with notice or lapse of time or both, would constitute a material default), received by any Restaurant Entity, Responsible Individual or any Seller subsequent to the date hereof and prior to the Closing Date, under any Contract or Other Agreement Material to the Business of any Restaurant Entity; (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (vi) any notice or other communication from any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority in connection with the transactions contemplated hereby; (vii) subject to the exceptions set forth in Section 4.30(i), any adverse change Material to the Business of any Restaurant Entity, or the occurrence of any event which could reasonably be expected to result in a Material Adverse Effect on such Restaurant Entity; or (viii) any matter hereafter arising which, if existing, occurring or known at the date hereof, would have been required to be disclosed to the Purchaser pursuant to ARTICLE IV hereof; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties or the covenants of the Sellers and Responsible Individuals hereunder.

               (b)  The Purchaser shall give prompt written  notice  to the
Seller's Representatives of: (i) the occurrence, or failure to occur, of any event which occurrence or failure could reasonably be expected to cause any representation or warranty contained in ARTICLE V of this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate; (ii) any failure of the Purchaser or of any officer, director, employee, consultant or agent of the Purchaser, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any event of which it has Knowledge which could reasonably be expected to result in the failure of the Purchaser to satisfy the conditions specified in ARTICLE IX hereof;
(iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (v) any notice or other communication from any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority in connection with the transactions contemplated hereby; (vi) any adverse change Material to the Business of the Purchaser, or the occurrence of any event which could reasonably be expected to result in a Material Adverse Effect on the Purchaser; or (vii) any matter hereafter arising which, if existing, occurring or known at the date hereof, would have been required to be disclosed to the Sellers; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of the Purchaser or the conditions to the obligations of the Purchaser hereunder.

          Section 6.06 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the Sellers shall cause each Restaurant Entity, and each Restaurant Entity's respective officers, directors, employees, consultants and agents to afford the Purchaser and its officers, employees, consultants, agents, counsel, accountants and other representatives reasonable access during normal business hours to all of the properties, books, records, contracts, other agreements, Documents and Other Papers of each Restaurant Entity and to furnish to the Purchaser all such Contracts and Other Agreements and Documents and Other Papers, and copies, extracts and summaries thereof (certified, if reasonably requested), and information with respect to the affairs of each Restaurant Entity as the Purchaser may from to time reasonably request, and will cause the officers, employees, agents and consultants of each Restaurant Entity to keep the officers of the Purchaser informed as to the affairs of each Restaurant Entity and to arrange for meetings with management of each Restaurant Entity from time to time during normal business hours upon the Purchaser's reasonable request. No investigation pursuant to this Section 6.06 shall affect any representations, warranties or covenants of the Sellers and Responsible Individuals hereunder. All of such information shall be subject to the terms of the Confidentiality Letter, dated September 27, 1996, between the Purchaser and Richard D. Fors, Jr. on behalf of the Sellers.

          Section 6.07 PAYMENT OF INTERCOMPANY DEBTS. Prior to or at the Closing, each Seller and Management Company shall pay and shall use its best efforts to cause each of such Seller and the Management Companies to pay to any Restaurant Entity any amounts owed as of the Closing Date by such Person to such Restaurant Entity.

          Section 6.08 SUPPLEMENTS TO DISCLOSURES. Prior to the Closing Date, each Seller will promptly supplement or amend the information set forth herein and in the Schedules and Exhibits referred to herein with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described herein or in a Schedule or Exhibit or which is necessary to correct any information herein or in a Schedule or Exhibit or in any representation and warranty, which has been rendered materially inaccurate thereby.

          Section 6.09 REGULATORY FILINGS AND CONSENTS. (a) From the date hereof, each of the parties hereto shall furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency.

               (b) Each Seller shall use such person's commercially reasonable efforts to obtain all Required Consents, including (both before and after the Closing) the Burger King Consents, from third parties necessary to consummate the transactions contemplated by this Agreement and the Related Documents.

               (c) The Purchaser shall use its commercially reasonable efforts to obtain the consents required under Section 8.16, including without limitation, the Burger King Consents.

               (d) The Sellers' Representatives shall furnish to the Purchaser copies of all correspondence, filings or communications (or, in the absence of written communications, memoranda setting forth the substance thereof) between the Sellers, the Responsible Individuals, the Restaurant Entities, the Management Companies or any of their respective officers, directors, employees, consultants and agents, on the one hand, and any government agency or authority or third party, including Burger King, or members of the staff of such agency or authority or third party, on the other hand, with respect to this Agreement, the Escrow Agreement and the Related Documents and the transactions contemplated hereby and thereby.

               (e) The Purchaser shall have the right to review and reasonably approve all such correspondence, filings and communications and shall have the right to participate, where feasible, in any discussions or negotiations with any such government agency or authority or third party, including Burger King, or members of the staff of such agency or authority or third party.

               (f) Notwithstanding the foregoing, none of the parties to this Agreement shall be required to allow the other party hereto to participate in discussions or negotiations or to furnish any materials to any other party to the extent prohibited by statute, rule or regulation from being so furnished or to the extent counsel to the party asserting a privilege advises is subject to a legally recognized privilege.

          Section 6.10 ACCESS TO RESTAURANTS PRIOR TO CLOSING. Within at least ten Business Days of the Closing Date, the Sellers shall give the Purchaser and its agents reasonable access to the Restaurants for the purpose of facilitating the Purchaser's integration of the cash register systems. Such access by the Purchaser shall be upon reasonable prior notice and the Purchaser shall use its commercially reasonable efforts to conduct such activities in a manner so as not to unreasonably interfere with the business of the Restaurants. To the extent there is storage space available at the Restaurants which shall not unreasonably interfere with the operation of the relevant Restaurant Entity, the Purchaser may also, at its sole risk, store its equipment at the Restaurants. To further facilitate the Purchaser's integration of the Restaurant's systems, the Sellers hereby covenant and agree to close the Restaurants to business at 8:00 p.m. on the day immediately preceding the Closing Date. In connection with any termination of this Agreement, the Purchaser shall, at its sole expense, promptly remove such equipment from the relevant Restaurant Entities.

          Section 6.11 SUBSEQUENT FINANCIAL STATEMENTS AND REPORTS. From the date hereof to and including the Closing Date, the Sellers shall cause each Restaurant Entity to (a) provide to the Purchaser no later than three days after the end of each week the weekly operating and sales analysis for such week as used by such Restaurant Entity; PROVIDED, that if any Restaurant Entity has not historically prepared such weekly operating and sales analysis then it shall provide to Purchaser a weekly report providing similar information to the extent feasible, (b) provide to the Purchaser no later than 10 days after the end of each month a monthly management report in scope and detail reasonably describing such month's activities, and
(c) timely prepare, and promptly deliver to the Purchaser, monthly financial statements to include, without limitation, a reasonably detailed cost breakout of each Restaurant Entity's performance by location and otherwise  to  be  in  scope  and  detail  reasonably  satisfactory to  the
Purchaser.   Each  such  report  or  statement  shall  present  fairly  the information set forth therein in accordance with accounting policies and procedures consistent with those historically used by each Restaurant Entity in the preparation of the Financials. Upon the Purchaser's reasonable request, each Restaurant Entity shall provide additional financial information regarding each Restaurant Entity in a form reasonably satisfactory to the Purchaser to the extent such information is readily available or may be obtained without unreasonable effort or expense.

          Section 6.12 NO SOLICITATION. During the term of this Agreement, except with respect to Restaurant Entities or Restaurants that the Purchaser does not purchase pursuant to this Agreement, the Sellers, the Responsible Individuals and each Restaurant Entity shall not (i) solicit, initiate or encourage any inquiries, proposals or offers from any Person for, or enter into any discussions or agreements with any Person with respect to, the acquisition of any equity interest in the business of any Restaurant Entity, or all, or substantially all, of the assets of any Restaurant Entity (an "ACQUISITION TRANSACTION"), (ii) furnish or cause to be furnished any non-public information concerning the business and operations of any Restaurant Entity to any Person (other than any of the parties hereto and their officers, directors, employees, consultants and agents) or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. The Sellers and the Responsible Individuals shall promptly notify the Purchaser of any inquiry or proposal received by any of them or their Affiliates with respect to any such Acquisition Transaction. The Sellers, the Responsible Individuals and any Restaurant Entity shall not sell, grant, transfer or otherwise dispose of any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any shares of the capital stock or membership interests of any Restaurant Entity or enter into any agreement to do so, except in each case with respect to Restaurant Entities or Restaurants that the Purchaser does not purchase pursuant to this Agreement.

          Section   6.13   CONVEYANCE  TAXES.   The  parties  hereto  shall
cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable as a result of the transactions contemplated hereby. Such Taxes and fees shall be paid by the Sellers, other than (a) sales and use taxes relating to Listed Assets owned by a Restaurant Entity purchased pursuant to Section 10.07(b) and the assets of the Additional Restaurants purchased pursuant to Section 10.07(c), which shall be paid by the Purchaser, and (b) real estate transfer taxes relating to the Real Property of such Additional Restaurants, which shall be paid one-half by the Purchaser and one-half by the Sellers.

          Section 6.14 REAL PROPERTY TAX. (a) The Sellers and the Responsible Individuals shall timely pay any New York State Real Estate Transfer Tax imposed by Article 31 of the New York State Tax Law and any other real property transfer taxes imposed by any jurisdiction where any of the Real Property and Leases is situated in connection with the consummation of the transactions contemplated hereby, except that the Purchaser and the Sellers each shall pay one-half of any such real estate transfer taxes relating to the Real Property of the Additional Restaurants purchased pursuant to Section 10.07(c). The fair market value of the Real Property and Leases subject to such real property transfer tax will be conclusively determined by an appraiser selected by the Sellers and the Responsible Individuals.

               (b) Pursuant to Section 4.12, on or prior to the Closing Date the Sellers' Representatives shall execute and deliver to the Purchaser certifications pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA CERTIFICATES") in the form of Exhibits M or N hereto, as applicable. Purchaser acknowledges and agrees that upon such delivery of such affidavits, Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          Section 6.15 HSR ACT FILING. (a) The Sellers' Representatives shall timely and promptly make, on behalf of the Sellers, the Responsible Individuals and the Restaurant Entities, all filings which are required under the HSR Act. Except as set forth in Section 6.09(f), the Sellers' Representatives shall supply the Purchaser with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Sellers' Representatives or any of the Restaurant Entities or their counsel, on the one hand, and (other than the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION")) any other foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Except as set forth in
Section 6.09(f) the Purchaser shall have the right to review and comment on all such correspondence, filings and communications and shall have the right to participate, where feasible, in any discussions or negotiations with the FTC, the Antitrust Division and any other governmental, regulatory or administrative agency or authority or members of their respective staffs.

               (b) The Purchaser will cause its "ultimate parent" (as such term is defined in the HSR Act) to timely and promptly make all filings which are required under the HSR Act. Except as set forth in
Section 6.09(f), the Purchaser will supply the Sellers' Representatives with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Purchaser or its "ultimate parent" or their respective counsel, on the one hand, and (other than the FTC and the Antitrust Division) any other foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

          Section 6.16 HUMAN RESOURCE MATERIALS.

               (a) The Sellers and Responsible Individuals hereby covenant and agree that immediately prior to the Closing they will cause the Management Companies to transfer to the Purchaser, or to provide to the Purchaser copies of, all employee related documents and information as of the Closing Date as the Purchaser may reasonably request and to provide to the Purchaser such other assistance, at the Sellers' sole cost, as the Purchaser may reasonably request to transfer the Management Companies' human resource functions on behalf of the Restaurant Entities to the Purchaser, including, but not limited to, payroll and related data, medical plans and 401(k) plans.

               (b) The Sellers shall provide within five Business Days preceding the Closing an updated schedule of vacation days accrued by all employees of each Restaurant Entity, and the value of such accrued vacation days for each such employee, as of the Closing Date.

          Section 6.17 FINANCIALS. The Sellers hereby covenant and agree to prepare and deliver the combined balance sheet for all of the Restaurant Entities as at December 31, 1994, December 31, 1995 and December 31, 1996 and the related statements of income, retained earnings and cash flow for the years then ended, including the notes thereto, which will be prepared in a form meeting the requirements of the Securities Act and the Exchange Act, will be certified by the Sellers' Auditor, and will fairly present the combined financial position of the Restaurant Entities as at such dates and the results of operations and the changes in retained earnings and cash flow thereof for the years then ended in accordance with GAAP. The
December 31, 1994, December 31, 1995 and December 31, 1996 financial statements shall be delivered to the Purchaser as soon as such financial statements are available but in no event later than five days prior to Closing. One-half of the expenses of certifying the foregoing financial statements for the year ended December 31, 1994 shall be borne by the Purchaser, up to an aggregate of $10,000. The Sellers shall bear the other expenses associated with preparing and certifying such financial statements.

          Section 6.18 FURTHER ASSURANCES. In addition to the actions, contracts, other agreements, Documents and Other Papers specifically required to be taken or delivered pursuant to this Agreement, the Escrow Agreement and the Related Documents, each of the parties hereto shall execute such contracts, other agreements, Documents and Other Papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

          Section 6.19 ENVIRONMENTAL MATTERS. (a) Promptly after the date hereof, the Sellers shall, at their sole cost and expense, cause to be performed "Phase I" environmental site assessments consistent with ASTM E 1527 (hereinafter "PHASE I ESAS") for each of the Real Properties, other than those on which the Additional Restaurants are located, which shall be conducted by a reputable, licensed environmental services company selected by the Sellers and reasonably satisfactory to the Purchaser (the "ENVIRONMENTAL CONSULTANT"). The Phase I ESAs may be relied upon by both the Sellers and the Purchaser. The Purchaser shall approve the scope of work for the Phase I ESAs prior to the implementation of such work, which approval shall not be unreasonably withheld or delayed. The Sellers and the Purchaser shall have equal rights to jointly consult (together with the Sellers' Representatives) with the Environmental Consultant concerning the results of the Phase I ESAs as they are being performed.

               (b) In the event that any of the Phase I ESAs shall recommend that a "Phase II" environmental site assessment (a "PHASE II ESA") be performed or shall disclose any environmental conditions resulting from current or prior operations or Hazardous Materials migrating onto the Real Properties from adjacent properties which are unacceptable to the Purchaser in the good faith exercise of its business judgment ("AREAS OF ENVIRONMENTAL CONCERN"), then the Sellers shall have the option, to be exercised within ten Business Days after receipt of any recommendation that a Phase II ESA be performed to (i) at their sole cost and expense, cause Phase II ESAs to be performed for each Real Property to further investigate the Areas of Environmental Concern or (ii) give the Purchaser the option not to purchase the Restaurant Entity with respect to which there is an Area of Environmental Concern. The Purchaser shall have ten Business Days from the receipt of a notice of such option to determine whether to acquire such Restaurant Entity. If the Purchaser does not notify the Sellers of its determination not to purchase such Restaurant Entity within such ten-Business Day period, its right to reject such Restaurant Entity with
respect  to  such  Option  shall  terminate.   If the Purchaser decides  to
acquire such Restaurant Entity it shall be obligated to acquire such Restaurant Entity (subject to the other terms and conditions hereof), and no Phase II shall be performed or commenced prior to Closing. If the Purchaser decides not to acquire any such Restaurant Entity the Purchase Price shall be reduced by five times the Net Cash Flow of such Restaurant Entity as set forth in the Schedule of Combined Net Cash Flows. If the Purchaser determines not to acquire more than five Restaurant Entities under this Section 6.19(b), the Purchaser shall have the option to terminate this Agreement within ten Business Days thereafter upon written notice to the Sellers' Representatives.

               (c) The Purchaser shall approve the scope of work for the Phase II ESAs prior to the implementation of such work, which approval shall not be unreasonably withheld or delayed, and shall also have the right to consult (together with the Sellers' Representatives) with the Environmental Consultant provided a Sellers' Representative is present during all such consultations concerning the results of the Phase II ESAs as they are being performed.

               (d) In the event that a Phase II ESA shall identify Areas of Environmental Concern which contain Hazardous Materials that exceed an applicable Cleanup Standard (an "ENVIRONMENTALLY DAMAGED RESTAURANT"), then the Environmental Consultant shall estimate the cost of (x) the Remedial Action which is necessary to bring the contamination levels down to the Cleanup Standard established by the appropriate governmental agency and
(y) any restoration or reconstruction that is necessary to restore the Environmentally Damaged Restaurant to its previous condition in terms of utility and appearance existing prior to the implementation of the Phase II ESA ((x) and (y) are collectively referred to hereinafter as the "ESTIMATED REMEDIATION COST"). If the Estimated Remediation Cost does not exceed $200,000, then the Purchase Price shall be reduced by the Estimated Remediation Cost and any Remedial Action at the Environmentally Damaged Restaurant shall be conducted by and shall be the responsibility of the Purchaser; PROVIDED, that the Sellers' Representatives shall provide information and, at the Purchaser's expense with respect to out-of-pocket expenses, assistance as is reasonably requested by the Purchaser. If the Estimated Remediation Cost exceeds $200,000, then the Purchaser shall have the option, to be exercised within thirty days after receipt of such Phase II ESA, to (i) purchase the Restaurant Entity associated with such Environmentally Damaged Restaurant, have the Purchase Price reduced by $200,000 and conduct the Remedial Action at such Environmentally Damaged Restaurant or (ii) not purchase the Restaurant Entity associated with such Environmentally Damaged Restaurant under this Agreement and reduce the Purchase Price by five times the Net Cash Flow of such Restaurant Entity.

               (e) In performing any Phase II ESAs, the Sellers and the Environmental Consultant shall be responsible for restoring, at the expense of the Sellers, the properties to their previous condition in terms of utility and appearance including, but not limited to, patching, repaving and/or regarding the parking areas existing prior to the implementation of the Phase II ESA.

               (f) In the event that the Phase II ESAs shall identify ten or more Real Properties with Areas of Environmental Concern with an aggregate Estimated Remediation Cost for all such Real Properties in excess of $1,200,000, then the Purchaser shall have the option to terminate this Agreement, which option shall be exercisable within 10 Business Days from the date Purchaser shall have received the Phase II ESAs disclosing such conditions.

          Section 6.20 LEASED PROPERTY. Prior to the Closing Date the Sellers and the Responsible Individuals shall cause the Restaurant Entities to (a) purchase for cash all of the equipment included on the Schedule of Listed Assets and Listed Liabilities or comprising the Additional Restaurants that would otherwise not be owned by the Restaurant Entities at the Closing, such that valid title to such equipment is owned by the appropriate Restaurant Entity free and clear of any Lien as of the Closing Date and (b) pay all amounts due and owing under any Third Party Lease or equipment lease as of or after the period prior to the Closing Date.

          Section  6.21 BURGER KING FRANCHISE  AGREEMENTS.   The  Purchaser
agrees to furnish to Burger King all documents reasonably necessary to exhibit the financial and operational capabilities of the Purchaser.

          Section 6.22 REBATES AND DISCOUNTS. All rebates and discounts which the Restaurant Entities receive on account of periods or events prior to the Closing Date shall be paid to the Sellers' Representative within 10 days of receipt thereof to the extent that such rebates and discounts are not reflected as an asset in the Schedule of Combined Net Cash Flows or in the Final Closing Schedule.

          Section 6.23 EASEMENTS. Each of the Sellers, Responsible Individuals and Restaurant Entities hereby assigns and transfers as of the Closing such Seller's, Responsible Individual's or Restaurant Entity's rights under both recorded and unrecorded Easements to the Purchaser (excluding any such rights any of such Persons may have as the owner of a fee interest in the Real Property related thereto) by inclusion in the related Lease or by assignment to Purchaser, as the case may be, and shall execute and deliver any documents of transfer reasonably requested by the Purchaser in connection with such rights, and shall not take any act which in anyway infringes on the Purchaser's ability to use such Easements.

          Section 6.24 SELLERS' AND RESPONSIBLE INDIVIDUALS' COVENANTS. The covenants of the Sellers and the Responsible Individuals contained in this Agreement shall be deemed to bind such Persons only with respect to those Restaurant Entities and Management Companies in which they have any equity interest, except that Fors and Mund shall have joint and several liability with respect thereto.

                                ARTICLE VII

                           DAMAGE OR DESTRUCTION

          Section 7.01 DAMAGE TO OR DESTRUCTION OF RESTAURANTS. If any of the Restaurants (a "DAMAGED RESTAURANT") is substantially damaged or is destroyed by fire or other casualty (whether or not such damage or destruction is covered by insurance), and such Damaged Restaurant is not repaired, rebuilt and/or replaced prior to the Closing Date by the applicable Restaurant Entity, then (i) the Purchaser shall acquire such Restaurant pursuant to the other provisions of this Agreement, (ii) all insurance proceeds payable in connection with such damage or destruction and any right to make a claim therefor (to the extent not expended prior to the Closing to rebuild or replace the Damaged Restaurant), whether payable to a Seller, any Management Company or any of their respective Affiliates, shall be assigned to the Purchaser or the appropriate Restaurant Entity as determined by the Purchaser and shall be used to rebuild or repair the
Damaged Restaurant to its condition prior to such casualty with such changes as may be required by law, and (iii) a portion of the Purchase Price equal to (X) in the case of any Damaged Restaurant which is not an Additional Restaurant, five times the Net Cash Flow of such Restaurant Entity and (Y) in the case of any Additional Restaurant, the aggregate Opening Expenses otherwise payable by the Purchaser pursuant to Section 3.09(b) with respect to such Additional Restaurant shall be withheld (the "WITHHELD AMOUNT") and applied as set forth herein. The Purchaser shall first apply the proceeds described under clause (ii) to such repair, rebuilding or replacement and shall effect such repair, rebuilding or replacement as quickly as is commercially reasonable. The Withheld Amount shall be paid to the Sellers' Representatives to the extent not used in the repair, rebuilding and/ or replacement of such Damaged Restaurant at the earlier of (x) the time that the Purchaser has repaired, rebuilt and/ or replaced such Damaged Restaurant or (y) 150 days after Closing; PROVIDED, HOWEVER, that such 150 day period shall be extended by the number of days that the Purchaser is delayed in the repairing, rebuilding or replacing of such Damaged Restaurant by force majeure. The provisions of this
Section 7.01 shall apply to each Restaurant so affected.

          Section 7.02 NOTIFICATION OF DAMAGE OR DESTRUCTION. Sellers' Representatives shall immediately notify the Purchaser of any destruction or material damage to any of the Restaurants of which they become aware.

                               ARTICLE VIII

                  CONDITIONS PRECEDENT TO THE PURCHASER'S
                            OBLIGATION TO CLOSE

          The obligation of the Purchaser to enter into and complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion:

          Section 8.01 REPRESENTATIONS AND COVENANTS. The representations and warranties of the Sellers and Responsible Individuals contained in this Agreement shall be true, complete and accurate in all material respects as to the Restaurant Entities taken as a whole on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Sellers and Responsible Individuals shall have performed and complied in all material respects as to the Restaurant Entities taken as a whole with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date. The Sellers' Representatives shall have delivered to the Purchaser one or more certificates, dated the Closing Date and signed by the Sellers, to the foregoing effect and stating that all conditions to the Purchaser's obligations hereunder have been satisfied in all material respects as to the Restaurant Entities taken as a whole.

          Section 8.02 GOOD STANDING CERTIFICATES. The Sellers' Representatives shall have delivered to the Purchaser: (i) copies of the respective Governing Instruments, including all amendments thereto, of each Restaurant Entity, certified, as applicable, by the Secretary of State or other appropriate official of the applicable jurisdiction of incorporation or formation; (ii) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of incorporation or formation of each Restaurant Entity to the effect that each Restaurant Entity is in good standing and subsisting in such jurisdiction and listing all charter documents of each Restaurant Entity on file in such state;
(iii) a certificate from the Secretary of State or other appropriate official in each foreign jurisdiction in which each Restaurant Entity is qualified to do business to the effect that each Restaurant Entity is qualified or authorized to do business in such State; and (iv) to the extent obtainable a certificate as to the Tax status of each Restaurant Entity from the appropriate official in its respective jurisdiction of incorporation or formation and each State in which each Restaurant Entity is qualified to do business, in each case, dated a date reasonably proximate to the Closing Date.

          Section 8.03 GOVERNMENTAL PERMITS AND APPROVALS. Any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order for any Restaurant Entity to carry on its respective businesses as currently conducted, or to maintain in effect any Permits pursuant to which any Restaurant Entity carries on its respective businesses as currently conducted shall have been obtained, and the continued conduct by any Restaurant Entity of its respective businesses in substantially the same manner as currently conducted and, except as disclosed pursuant to ARTICLE IV, the consummation of the transactions contemplated hereby shall not materially violate or conflict with any judgment, code, ruling, order, writ, injunction, decree, award, statute, law, ordinance, rule or regulation or other restriction binding upon or applicable to any Restaurant Entity. None of the Permits shall contain any terms, limitations or conditions which the Purchaser determines in the good faith exercise of its reasonable business judgment to be materially burdensome to the Purchaser, or which materially restricts the Purchaser's rights as the sole shareholder or a member of any Restaurant Entity (including, without limitation, its right to participate actively in the management of any Restaurant Entity) or which would prevent the Purchaser or any Restaurant Entity from conducting their respective businesses in substantially the same manner as conducted on the date hereof.

          Section 8.04 HART-SCOTT-RODINO. The waiting period specified in the HSR Act, including any extensions thereof, shall have expired or otherwise terminated, and neither the Purchaser nor the Sellers shall be subject to any injunction or temporary restraining order against consummation of the transactions contemplated hereby.

          Section 8.05 LEGAL PROCEEDINGS. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the sale of any of the
Interests   to   the   Purchaser  hereunder  or  the  consummation  of  the
transactions contemplated hereby or seeking damages relating to the transactions contemplated hereby in excess of $1,000,000 in the aggregate.

          Section 8.06 THIRD PARTY CONSENTS.

          (a) All consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any Contracts and Other Agreements (including any amendments and modifications thereto) with any Restaurant Entity which may be required in connection with the performance by the Sellers of their obligations under this Agreement or to assure such Contracts and Other Agreements are not materially and adversely affected by the consummation of the transactions contemplated hereby (absent any breach by any Restaurant Entity but without giving any contracting party the right to terminate or modify any such Contract or Other Agreement for any reason, including due to a change in Control of any Restaurant Entity) shall have been obtained, including, without limitation, the Required Consents, Tenant Estoppel Certificate and the Burger King Consents (the Landlord Estoppel and Agreement from an
Unaffiliated Real Property Owner is not a condition precedent to Purchaser's obligation to close the purchase of that Restaurant Entity); PROVIDED, that any consents that are subject to conditions which the Purchaser reasonably deems materially burdensome will be deemed not to have been received; and PROVIDED FURTHER, that to the extent that any such Consents, Certificates or Agreements have not been obtained or refused at the Closing Date for up to 10 Restaurant Entities, such Restaurant Entities shall not be purchased at the Closing and, instead, the Purchaser shall deposit into an escrow fund for a maximum term of 90 days from the Closing Date a portion of the Purchase Price equal to the product of five multiplied by the Net Cash Flow for each of the relevant Restaurant Entities and any risk of loss associated with such Restaurant Entities shall be borne by the Sellers until such Consents, Certificates and Agreements are received, except that in the case of any Additional Restaurant, the amount deposited into the escrow fund shall equal the aggregate Opening Expenses otherwise payable by the Purchaser pursuant to
Section 3.09(b) with respect to such Additional Restaurant. The Purchaser and the Sellers shall enter into mutually acceptable arrangements which shall provide for the sale of such Restaurant Entities to the Purchaser and for the payment to the Sellers of the relevant portion of such escrow if the relevant Consents and Certificates are received within such 90 day period.

          (b) Notwithstanding the foregoing, in the event that the Burger King Consents require as a condition thereof, or Burger King notifies the Sellers or the Sellers' Representatives in writing that as a condition to their giving such consents (the "BURGER KING REMODELING NOTICE"), that any Restaurant (or any appurtenance thereto) be renovated, remodeled or repaired, then the Sellers' Representatives shall have the option to either
(i) cause any such required renovations, remodelings or repairs to be made at the Sellers' sole cost and expense prior to Closing, or to obtain Burger King's consent, and provide the Purchaser with adequate assurance reasonably acceptable to the Purchaser that any such renovations, remodelings or repairs will be made by the Sellers promptly following the Closing, or (ii) notify the Purchaser in writing within ten Business Days after the receipt by the Sellers Representatives of the Burger King Consents or the Burger King Remodeling Notice that the Sellers elect not to make such required renovations, remodelings or repairs (a "NO-REPAIR NOTICE"). Unless the Sellers' Representatives provide a timely No-Repair Notice as aforesaid, the Sellers shall be deemed to have irrevocably agreed, at their sole cost and expense, to make or cause to be made such renovations, remodelings or repairs (subject to the satisfaction of the other conditions of this Agreement) either prior to Closing or, with Burger King's consent and adequate assurance reasonably acceptable to the Purchaser, promptly after the Closing. If the Sellers' Representatives provide the Purchaser with a timely No-Repair Notice, then the Purchaser shall have ten Business Days from the receipt thereof to either
(x) terminate this Agreement or (y) notify the Sellers' Representatives and Burger King in writing that the Purchaser will, at its sole cost and expense, make or cause to be made any such renovations, remodelings or repairs either prior to Closing or, with Burger King's consent, promptly after the Closing. Unless the Purchaser provides timely notice of the termination of this Agreement as aforesaid, the Purchaser shall be deemed to have irrevocably agreed, at its sole cost and expense, to make or cause to be made such renovations, remodelings or repairs (subject to the satisfaction of the other conditions of this Agreement) either prior to Closing or, with Burger King's consent, promptly after the Closing. Any costs and expenses incurred to make such renovations, remodelings or repairs shall be referred to as "Remodeling Expenses".

          Section 8.07 CERTIFICATES. Subject to the provisions of Sections 10.07(b) and 10.07(c), the applicable Sellers shall have tendered to the Purchaser the stock certificate or certificates or other evidences of title, if any, representing all of the Interests of such Sellers in the Restaurant Entities in accordance with Section 2.01 hereof, and, in the case of stock certificates duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer and with appropriate transfer stamps, if any, affixed.

          Section 8.08 OPINIONS OF COUNSEL TO THE SELLERS, THE RESTAURANT ENTITIES, THE AFFILIATED REAL PROPERTY OWNERS AND THE SELLERS' REPRESENTATIVES. The Purchaser shall have received the favorable opinions, dated the Closing Date and addressed to the Purchaser, of (i) Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. and Saperston & Day, P.C., special New York counsel, in the form of Exhibit P hereto; (ii) Mayer, Vogt, Smith & Palmquist, special Indiana and Kentucky counsel, in form and substance reasonably satisfactory to the Purchaser; and (iii) Fessenden, Laumer & DeAngelo, special Pennsylvania counsel, in form and substance reasonably satisfactory to the Purchaser.

          Section 8.09 RESIGNATION OF DIRECTORS AND OFFICERS. Subject to the provisions of Sections 10.07(b) and 10.07(c), the Purchaser shall have received the resignation, effective upon the Closing, of all officers and members of the Board of Directors of each Restaurant Entity.

          Section 8.10 PAYMENT OF INTERCOMPANY DEBT. Each Seller, Management Company and their respective Affiliates shall have paid to any Restaurant Entity any amounts owed by such Person to any Restaurant Entity and all amounts due any of the foregoing by any such Restaurant Entity shall have been forgiven or paid.

          Section 8.11 INSTRUMENTS OF TRANSFER. With respect to any transaction referred to in Sections 10.07(b) and 10.07(c), each Seller shall have delivered to Purchaser a bill of sale and assignment, substantially in the form of Exhibit Q hereto (a "GENERAL ASSIGNMENT, BILL OF SALE AND ASSUMPTION"), and any other documents of transfer which Purchaser reasonably shall request in order to evidence and effectuate the sale and assignment to Purchaser of any assets and the Third Party Leases, and the consummation of all other transactions contemplated by this Agreement and the Related Documents.

          Section 8.12 NO MATERIAL ADVERSE CHANGE; CERTIFICATES. There shall have been no material adverse change, nor any events which could reasonably be expected to have a material adverse change, in the business, operations or financial or other condition of the Restaurant Entities taken as a whole from the date hereof to the Closing Date (the "INTERIM PERIOD") nor shall have there been, for all Existing Restaurant Entities in the aggregate, a decrease of five percent or more in Gross Sales or Gross Profit during the Interim Period, as compared with the same period during the prior calendar year. For purposes hereof, "Gross Profit" shall mean total Gross Sales reduced by the sum of the cost of food and other goods sold determined on a basis consistent with the financial statements referred to in Section 4.11 hereof. At Closing, Purchaser shall have received a certificate dated the Closing Date in form satisfactory to Purchaser from the Sellers' Representatives to the foregoing effect.

          Section 8.13 OTHER DOCUMENTS. The Purchaser shall have received the following as set forth in this Agreement:

                    (i) a fully executed original counterpart of the Lease and the Memoranda of Lease from each of the applicable Affiliated Real Property Owners;

                    (ii) with respect to each of the Sellers' Third Party Leases, a Consent to Lease Assignment and Transaction or a Consent to Sublease, as applicable (to the extent required under Section 3.03(b)(i) hereof), a Lease Assignment (to the extent the lease is actually being assigned), a Tenant Estoppel and, subject to Sections 3.03(b)(i) and 8.06 hereof, a Landlord Estoppel and Agreement;

                    (iii) FIRPTA Certificates;

                    (iv) a fully executed original counterpart of the Escrow Agreement; and

                    (v) Subject to the provisions of Sections 10.07(b) and 10.07(c), all the books and records of the Restaurant Entities, including, but not limited to, general ledgers, Tax Returns, invoices, canceled checks for the period such records are required by law to be kept, originals or certified copies of all Governing Instruments, minute books and originals of all contracts included in the Listed Assets and any plans and specifications relating to the Real Properties.

          Section 8.14 PAYOFF OF LOANS. Subject to the provisions of Sections 10.07(b) and 10.07(c), all of the loans to or owed by each Restaurant Entity whether set forth on Schedule 4.37 hereto or otherwise shall have been paid off in full at or prior to Closing and appropriate evidence thereof shall have been delivered to the Purchaser.

          Section 8.15 TERMINATION OF AGREEMENTS. Subject to the provisions of Sections 10.07(b) and 10.07(c), all Contracts and Other Agreements between any Restaurant Entity and any Management Company or any of their respective Affiliates shall have been terminated at or prior to the Closing and the Purchaser shall have received a certificate signed by the Sellers' Representatives to such effect.

          Section 8.16 SENIOR LENDER'S Consent. The Purchaser shall have received, if necessary, the written consent of its senior secured lender to the transactions contemplated hereby.

          Section 8.17 SELLERS' AUDITOR'S Consent. The Purchaser shall have received the agreement of the Sellers' Auditor, in form and substance reasonably satisfactory to the Purchaser and its counsel and to the Sellers' Auditor and its counsel, to provide a consent to the use of any financial statements delivered by the Sellers' Auditor in any filing by the Purchaser pursuant to the Securities Act or the Exchange Act upon completion of standard procedures (which the Sellers' Auditor shall agree to do expeditiously). The Purchaser agrees to pay the Sellers' Auditor a reasonable fee.

          Section  8.18  TOTAL  RESTAURANT   ENTITIES.    There   shall  be
transferred  not fewer than 52 Restaurant Entities directly or pursuant  to
Section 10.07(b).

                                ARTICLE IX

                   CONDITIONS PRECEDENT TO THE SELLERS'
                            OBLIGATION TO CLOSE

          The obligation of the Sellers to enter into and complete the Closing is subject, at the option of the Sellers, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers in their sole discretion:

          Section 9.01 REPRESENTATIONS AND COVENANTS. The representations and warranties of the Purchaser contained in this Agreement shall be true, complete and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have delivered to the Sellers' Representatives a certificate, dated the Closing Date and signed by an officer of the Purchaser, to the foregoing effect and stating that all conditions to the Sellers' obligations hereunder have been satisfied.

          Section 9.02 PURCHASE PRICE. The Purchaser shall have tendered payment for the Interests in the amount and in the manner specified in
Section 2.02 hereof.

          Section 9.03 HART-SCOTT-RODINO. The waiting period specified in the HSR Act, including any extensions thereof, shall have expired or otherwise terminated, and neither the Purchaser nor the Sellers shall be subject to any injunction or temporary restraining order against consummation of the transactions contemplated hereby.

          Section 9.04 LEGAL PROCEEDINGS. No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority seeking to restrain, prohibit or invalidate the sale of any of the
Interests   to   the   Purchaser  hereunder  or  the  consummation  of  the
transactions contemplated hereby or seeking damages relating to the transactions contemplated hereby in excess of $1,000,000.

          Section 9.05 CERTIFICATES. At Closing, the Sellers' Representatives shall have received a certificate dated the Closing Date in form satisfactory to Sellers' Representative and signed by the Purchasers pursuant to Section 9.01 hereof.

          Section 9.06 OTHER DOCUMENTS. The Sellers' Representatives shall have received the following as set forth in this Agreement:

                    (i) a Consent to Lease Assignment and Transaction with respect to its Third Party Lease and the Lease Assignment;

                    (ii) a fully executed original counterpart of each Lease and the Escrow Agreement;

                    (iii) a fully executed original counterpart of any General Assignment, Bill of Sale and Assumption required to be delivered with respect to any transaction referred to in Sections 10.07(b) or 10.07(c); and

                    (iv) all other documents, instruments and agreements required to be delivered by the Purchaser to the Sellers Representative pursuant to this Agreement and the Related Documents.

          Section 9.07 OPINION OF COUNSEL TO THE PURCHASER. The Sellers shall have received the favorable opinion of Schulte Roth & Zabel LLP, counsel to the Purchaser, dated the Closing Date, addressed to the Sellers, in the form of Exhibit R hereto.

          Section 9.08 TOTAL RESTAURANT Entities. There shall be transferred not fewer than 52 Restaurant Entities directly or pursuant to
Section 10.07(b) whether due to Burger King's exercise of its right of first refusal or otherwise.

          Section  9.09 BURGER KING CONSENTS.  Subject to the provisions of
Section 8.06, the Burger King consents shall have been obtained and shall not have imposed any materially burdensome obligation on the Sellers.

                                 ARTICLE X

                       PROVISIONS AS TO TAX MATTERS

          Section 10.01 LIABILITY FOR TAXES. Except as otherwise provided in this ARTICLE X, the Sellers shall have no liability for any Taxes, whether disputed or not, attributable to any Restaurant Entity.

          Section 10.02 INDEMNIFICATION. The Sellers and the Responsible Individuals shall indemnify, defend and hold harmless the Purchaser, the Restaurant Entities and their respective assigns from and against any and all Losses suffered, sustained, incurred or required to be paid by the Purchaser, the Restaurant Entities or any of their respective assigns based upon, arising out of or otherwise with respect to Taxes attributable to
(i) all taxable periods of any Restaurant Entity ending on or prior to the Closing Date to the extent not reflected on the Schedule of Listed Assets and Listed Liabilities, (ii) all Taxes allocated to the Sellers pursuant to
Section 10.03, (iii) all Taxes arising as a result of a breach or inaccuracy of any representation or warranty, or any failure to perform or comply with any covenant or agreement, with respect to Taxes and (iv) any liability or obligation relating to the withholding of Taxes from the wages and salaries of employees and independent contractors for periods prior to the Closing. The indemnification obligations set forth herein shall survive the Closing.

          Section 10.03 ALLOCATION OF TAXES. If, for any federal, state, local or foreign Tax purposes, the taxable period of any Restaurant Entity does not terminate on the Closing Date, Taxes, if any, attributable to the taxable period of any Restaurant Entity that includes the Closing Date shall be allocated to (i) the Sellers, for the period up to and including the Closing Date to the extent not reflected on the Schedule of Listed Assets and Listed Liabilities and (ii) the Purchaser, for all other periods. For purposes of the preceding sentence, Taxes for the period up to and including the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date. Exemptions, allowances or deductions that are calculated on an annual basis, such as a deduction for depreciation, shall be apportioned on a daily basis. The Sellers and the Purchaser shall cooperate in preparing any such Tax filings, and each party shall provide all information reasonably requested by the other party (at such requesting party's sole expense) in order to complete such filing(s).

          Section 10.04 RIGHT TO REFUND. Purchaser agrees to assign and promptly remit (and to cause each Restaurant Entity to assign and promptly remit) to the Sellers all refunds (including interest thereon) received by the Purchaser or any Restaurant Entity of any Taxes for which the Sellers have indemnified the Purchaser or paid on behalf of the Purchaser or any Restaurant Entity hereunder. The Purchaser agrees that, upon the request of the Sellers' Representatives, the Purchaser shall file, or cause each Restaurant Entity to file (at the Sellers' sole expense), a claim for refund of any Tax for which the Sellers have indemnified the Purchaser or paid on behalf of the Purchaser or any Restaurant Entity hereunder.

          Section 10.05 CALCULATION OF INDEMNITY. The Purchaser, the Restaurant Entities and each of their respective assigns, as the case may be, shall include in its notice of any claim for indemnification pursuant to this ARTICLE X a calculation of the amount of the requested indemnity payment, which calculation shall be reviewed in advance by the independent certified public accountants for the Purchaser, the Restaurant Entities, or such assigns, as the case may be. For purposes of this ARTICLE X and the calculation of any indemnity: interest or penalties accruing after the Closing Date with respect to a liability for (i) Taxes attributable to a taxable period ending on or prior to the Closing Date or (ii) Taxes allocated to the Sellers pursuant to Section 10.03, shall be deemed to be attributable to (x) a taxable period ending on or prior to the Closing Date or (y) Taxes allocated to the Sellers pursuant to Section 10.03, respectively.

          Section 10.06 NOTIFICATION; CONTESTS.

               (a) Each party hereto shall promptly notify the other parties in writing upon receipt of notice of any pending or threatened Tax audits, examinations, proceedings or assessments of any Restaurant Entity. Notwithstanding the foregoing, the failure to give notice under the preceding sentence shall not relieve the Sellers or Responsible Individuals of any obligations hereunder except to the extent that the Sellers shall have been materially prejudiced in their ability to conduct such audit, examination, proceeding or assessment. The Sellers' Representatives shall be entitled to control and conduct any audit, examination, proceeding or assessment (a "CONTEST") related to the liability for, or a claim for refund of, any Taxes for which the Sellers would be required to indemnify the Purchaser or the Restaurant Entities or any of their respective assigns, or to which refund the Sellers or Responsible Individuals would be entitled, pursuant to this ARTICLE X.

               (b) The Sellers' or Responsible Individuals' right to control and conduct a Contest shall be limited to amounts in dispute which would be paid or received by the Sellers or Responsible Individuals for which the Sellers or Responsible Individuals would be liable or to which refund the Sellers would be entitled pursuant to this ARTICLE X. With respect to a Contest, the Sellers or Responsible Individuals shall have the right to determine, in their sole discretion, such issues as: (i) the forum, administrative or judicial, in which to contest any proposed adjustment; (ii) the attorney and accountants to represent any Restaurant Entity in the Contest; (iii) whether or not to appeal any decision of any administrative or judicial body; and (iv) whether to settle any such Contest and the Sellers or Responsible Individuals shall have the right to determine, with the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, whether any prior tax return will be amended; PROVIDED, HOWEVER, the Sellers or Responsible Individuals shall not consent (without the prior written consent of the Purchaser) to any settlement that may reasonably be expected to have an adverse effect on the Taxes of any Restaurant Entity with respect to the period after the Closing Date for which it may not seek indemnity from the Sellers or Responsible Individuals hereunder; PROVIDED FURTHER that the Sellers or Responsible Individuals shall keep the Purchaser informed of the status of any such Contest. The Purchaser and the Restaurant Entities shall deliver to the Sellers' Representatives any power of attorney required to allow the Sellers' Representatives and its counsel and accountants to represent any Restaurant Entity in connection with the Contest.

               (c) The Sellers' Representatives shall have access to all relevant books and records of each Restaurant Entity, and each Restaurant Entity shall furnish to the Sellers' Representatives any information or copies, summaries or extracts of any documents which may be relevant in connection with the Contest and shall provide such other assistance in this connection as the Sellers' Representatives may reasonably request. The Purchaser agrees that it will cooperate, and cause each Restaurant Entity to cooperate, fully with the Sellers' Representatives and its attorneys and accountants in the defense against or compromise of any claim in any Contest. Indemnification payments (if any) required to be made as a result of any Contests shall be made no later than five days after the claims asserted are finally determined.

          Section 10.07 SECTION 338(H)(10) ELECTION AND ASSET SALE. (a) At the request of the Purchaser, the Sellers and Responsible Individuals agree to make along with the Purchaser a joint election under Section 338(h)(10) of the Code, to treat the purchase and sale of the shares of stock of the Restaurant Entities set forth on Schedule 10.07(a) as a sale of all of the assets of those Restaurant Entities and to make any applicable comparable election under the relevant provisions of state, local and foreign Tax laws. The parties agree that $26,380,511 of the Purchase Price shall be allocated to the assets of Restaurant Entities set forth on
Schedule 10.07(a) in accordance with Schedule 10.07(a) hereto. Each party covenants to report gain or loss or cost basis in a manner consistent with
Schedule 10.07(a) hereto for Tax purposes. The parties shall exchange mutually acceptable Internal Revenue Service Forms 8594 reflecting such allocations which shall be filed with the Internal Revenue Service and any applicable state, local or foreign Tax authorities. The Sellers shall pay all Taxes incurred in connection with the foregoing Code Section 338(h)(10) election (and each election under the comparable provisions of state, local and foreign Tax laws) described in this Section except for sales or use tax payable on Listed Assets sales made pursuant to the terms hereof, which shall be paid by the Purchaser. No more than $125,000 shall be allocated to
Section 1245 property owned by each Restaurant Entity with respect to which such election is made.

               (b)  No  more  than  five  days  prior  to the Closing Date,
Purchaser may elect, in lieu of purchasing the membership interests of the limited liability companies listed on Schedule 10.07(b), to purchase directly or through a wholly-owned subsidiary of the Purchaser, the assets of such companies and assume the liabilities of such companies, PROVIDED, that the Purchaser shall remain primarily liable for the performance of its obligations hereunder. The parties agree that up to $2,860,561 of the Purchase Price shall be allocated to the assets of the limited liability companies in accordance with Schedule 10.07(b) hereto. Each party covenants to report gain or loss or cost basis in a manner consistent with
Schedule 10.07(b) hereto for Tax purposes. The parties shall exchange mutually acceptable Internal Revenue Service Forms 8594 reflecting such allocations which shall be filed with the Internal Revenue Service and any applicable state, local or foreign Tax authorities. Except for sales or use taxes payable on Listed Assets sold pursuant to the terms hereof which shall be paid by the Purchaser, the Sellers or Responsible Individuals shall pay all Taxes incurred in connection with the asset sale described in this Section. No more than $125,000 shall be allocated to Section 1245 property owned by each Restaurant Entity with respect to which such asset sale is effected.

               (c) With respect to Additional Restaurants purchased pursuant to the terms of this Agreement, the Purchaser shall purchase the Real Property (including the building thereon and fixtures appurtenant thereto) and the Listed Assets of such Additional Restaurant and assume such Restaurant's Listed Liabilities. The parties agree that an amount equal to the aggregate Opening Expenses shall be allocated to the assets of the Additional Restaurants (excluding inventory) in accordance with Section 3.09(b) hereto. Each party covenants to report gain or loss or cost basis in a manner consistent with Schedule 3.09(b) hereto for Tax purposes. The parties shall exchange mutually acceptable Internal Revenue Service Forms 8594 reflecting such allocations which shall be filed with the Internal Revenue Service and any applicable state, local or foreign Tax authorities. Except for (a) sales or use taxes payable on the assets of the Additional Restaurants purchased pursuant to this Section 10.07(c), which shall be paid by the Purchaser, and (b) real estate transfer taxes relating to the Real Property of such Additional Restaurants, which shall be paid one-half by the Purchaser and one-half by the Sellers, the Sellers or Responsible Individuals shall pay all Taxes incurred in connection with the asset sale described in this Section.

          Section 10.08 TAX RETURNS. The Sellers shall cause to be prepared and filed all Tax Returns that include the Restaurant Entities for all taxable periods of the Restaurant Entities that end on or before the Closing Date. The Purchaser shall cause to be prepared and filed all Tax Returns for taxable periods ending after the Closing Date. In accordance with Section 10.03, the Sellers shall pay on a timely basis all Taxes for the period up to and including the Closing Date and the Purchaser shall pay on a timely basis all Taxes for the period subsequent to the Closing Date.

          Section 10.09 COOPERATION. The Sellers and the Purchaser agree, and the Purchaser agrees to cause the Restaurant Entities after the Closing to agree, to provide, or cause to be provided, at the cost of the requesting party any assistance that the other may reasonably request with respect to all matters relating to the income or other Tax Liabilities of the Restaurant Entities, the Responsible Individuals or the Sellers for any taxable year or period prior to or including the Closing Date. The requested party shall bear the cost of: (i) providing forms, information, schedules and other assistance which would customarily be prepared or provided in connection with the preparation of the requested party's income Tax Returns, consistent with past practices; and (ii) providing information and data which would customarily be provided in connection with the audit of the requested party's income Tax Returns. Assistance will include, but not be limited to, the following:

                    (a) submission of data in the form reasonably required by the Sellers' Representatives in order to prepare estimates and complete, within its normal time requirements, the Restaurant Entities' or the Sellers' or Responsible Individuals' income Tax Returns for 1996 and 1997, including all schedules thereto. This also may include data permitting a determination of earnings and profits needed in computations to fulfill Tax reporting requirements;

                    (b) execution of tax elections relating to the income of the Restaurant Entities and the Sellers, for a period ending on or prior to the Closing Date deemed necessary or advisable by the Sellers, so long as such action does not adversely affect any Tax Liability of any Restaurant Entity for future years;

                    (c) within ten days of a request therefore, providing access to the books and records of the Restaurant Entities or otherwise providing all information reasonably required to be able to respond to Internal Revenue Service inquiries in the format reasonably specified by the Sellers' Representatives.

                    (d) providing within sixty days copies of and access to files containing all Tax Returns, working papers, internal memoranda and opinions of counsel or advisors relevant to Tax Returns for each Restaurant Entity or which have included or may be required to include any Restaurant Entity; and

                    (e) retention of records required under Section 6001 of the Code and any agreements between the Internal Revenue Service and any Restaurant Entity.

          Each party will reimburse the other party hereto for all reasonable out of pocket costs incurred by such party in connection with providing assistance pursuant to this Section 10.09.

          Section 10.10 ALLOCATION OF RESPONSIBILITY. Each Seller shall have responsibility under this ARTICLE X only with respect to the Restaurant Entity or Management Company in which it had an interest except that Fors and Mund shall have joint and several responsibility with respect thereto.

                                ARTICLE XI

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLING
                               SHAREHOLDERS

          Section 11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SELLERS. (a) Notwithstanding any right of the Purchaser to fully investigate the affairs of the Restaurant Entities and the Sellers, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this Agreement.

               (b) All such representations, warranties, covenants and agreements of the Sellers shall survive the execution and delivery hereof and the Closing hereunder as follows: (i) all representations and warranties contained in the first sentence of Section 4.01 and Sections 4.03, 4.04, 4.05, 4.06, 4.12, 4.25, 4.26 and 4.28 and 4.38 (only to the extent such Section 4.38 relates to any of the foregoing) (collectively, the "LONG TERM PROVISIONS") shall survive for the applicable statute of limitations period and any extensions thereof (other than extensions of time resulting from acts of the Purchaser not consented to by the Sellers' Representatives) and (ii) all representations and warranties contained in this Agreement other than those listed in Section 11.01(b)(i) shall survive through April 30, 1998 or, if sooner, the thirtieth day following the completion of an audit of the consolidated financial statements of the Purchaser for the year ended December 31, 1997; PROVIDED, HOWEVER, that any claim hereunder in respect of any representation or warranty herein brought prior to the expiration of the applicable survival period may be pursued thereafter.

                                ARTICLE XII

                              INDEMNIFICATION

          Section   12.01   OBLIGATION   OF  THE  SELLERS   TO   INDEMNIFY.
(a) Subject to the limitations set forth in ARTICLE XII, (i) Fors and Mund and the Sellers controlled by them shall jointly and severally, and
(ii) each of the other Responsible Individuals and Sellers shall severally and not jointly (with respect to the Restaurant Entity or Restaurant Entities owned directly or indirectly by such Seller), indemnify, defend and hold harmless from the date hereof and after the Closing the Purchaser and its assigns and, after the Closing, the Restaurant Entities and their assigns, from and against, any Losses suffered, sustained, incurred or required to be paid by the Purchaser or any Restaurant Entity or their respective assigns, as the case may be, based upon, arising out of or otherwise with respect to:

                    (i) a breach or inaccuracy of any representation or warranty, or any failure to perform or comply with any covenant or agreement, of the Sellers or Responsible Individuals contained herein or in any Document or Other Paper delivered pursuant hereto;

                    (ii) the   matters   set   forth   on   Schedule   4.14
(litigation);

                    (iii) any activities, responsibilities or obligations performed or undertaken by any Management Company on behalf of any of the Restaurant Entities, including, but not limited to, Losses in connection with any Employee Benefit Plan maintained by any Management Company; and

                    (iv) the actions or the operations of any Restaurant Entity on or prior to the Closing Date (other than those arising from Listed Liabilities that are reflected on the Final Closing Schedule) or for Listed Liabilities arising from acts or omissions occurring prior to the Closing in amounts that are in excess of the amounts set forth on the Final Closing Schedule; PROVIDED, HOWEVER, that the Purchaser, its successors and assigns, the Restaurant Entities and their successors and assigns shall not be entitled to indemnification for Losses arising out of (i) Remedial Actions assumed or undertaken by the Purchaser pursuant to Section 6.19(d),
(ii) the repair, rebuilding or replacement of any Damaged Restaurant pursuant to Section 7.01 in excess of the Withheld Amount, or (iii) Remodeling Expenses assumed or undertaken by the Purchaser pursuant to
Section 8.06, in each case regardless of whether such Losses result from a breach of any representation or warranty made by Fors, Mund, the other Sellers or any Responsible Individual.

               (b) None of the Sellers' or Responsible Individuals' representations or warranties in this Agreement shall be deemed to have been breached for purposes of Section 12.01(a)(i) and, therefore, none of such Persons shall have any liability under Section 12.01(a)(i), except to the extent that (x) any individual breach or series of related breaches of any representation or warranty has resulted in Losses exceeding $10,000 (a "QUALIFYING BREACH") and (y) the total amount of Losses that resulted from all Qualifying Breaches would exceed $400,000 in the aggregate; PROVIDED, that no such representation or warranty shall be deemed to have been breached and no such Person shall have any liability for such purposes due to the Sellers' failure to fully equip or construct any Additional Restaurant if the Purchase Price was not increased to reflect the incremental costs which are the basis for such breach. In the event the total amount of such Losses exceeds $400,000 in the aggregate, (A) the Sellers and the Responsible Individuals shall be responsible for one-half of such Losses up to $400,000, and (B) the Sellers and the Responsible Individuals shall be responsible for all of such Losses in excess of $400,000.

               (c) (i) In no event shall any Responsible Individual or Seller (other than Fors and Mund and their related Sellers) have any liability under this ARTICLE XII in excess of the portion of the Purchase Price received by such Responsible Individual and related Seller and, subject to the provisions of clause (ii) below, Fors and Mund and their related Sellers shall not be liable under this ARTICLE XII in excess of the aggregate Purchase Price received by them.

                    (ii) The aggregate Losses that may be recovered for breaches of representations or warranties that are not Long Term Provisions shall be limited to $10,000,000.

               (d) With respect to any Additional Restaurant, neither Fors, Mund, the other Sellers nor any Responsible Individuals shall have any liability under this ARTICLE XII with respect to any breach of the representations and warranties contained in Sections 4.16(b)(iv) and (v), 4.16(e) or the third sentence of Section 4.19 (the "Asset Quality Representations") unless any claim thereunder is brought within 90 days of the Closing. Prior to pursuing any claim made for indemnification under the Asset Quality Representations with respect to any Additional Restaurant, the Purchaser shall first use commercially reasonable efforts to recover under any remedy it may have under any manufacturer's or other third party warranty and the amount of any indemnifiable Losses shall be reduced by any amounts recovered by the Purchaser pursuant thereto.

               (e)  The provisions  of  ARTICLE  X and XII shall constitute the sole and exclusive remedy of any indemnified party after the Closing with respect to the breach of any representation or warranty of the Responsible Individuals or Sellers contained in this Agreement, the Related Documents and any certificate delivered pursuant hereto or thereto. To the extent of any covenant or restriction which is required to be performed or observed on or after the Closing Date, none of the limitations set forth in this ARTICLE XII shall apply. Any other rights to indemnification or Losses to which the Purchaser or any other indemnified party might otherwise be entitled after the Closing, whether now existing or hereafter arising, with respect to such a breach, are hereby waived to the maximum extent permitted by applicable law. Notwithstanding the provisions of this
Section 12.01, except for Section 12.01(b) and 12.01(c)(i) which shall supersede any provisions in this Agreement to the contrary, the indemnification provided for hereby shall not apply to any Losses related to Taxes, and indemnification in respect of such Losses shall be governed by the provisions of ARTICLE X hereof.

               (f) The representation set forth in Section 4.36 shall not be breached and the Purchaser shall have no claim for Losses pursuant to this ARTICLE XII with respect to a breach of Section 4.36 unless the Combined Net Cash Flow, as finally determined for purposes of calculating the Purchase Price hereunder, is less than $10,000,000.

          Section 12.02 OBLIGATION OF THE PURCHASER TO INDEMNIFY.

               (a) The Purchaser shall indemnify, defend and hold harmless the Sellers and their respective assigns from and against any Losses suffered, sustained, incurred or required to be paid by any of the Sellers based upon, arising out of or otherwise with respect to: (i) a breach or inaccuracy of any representation or warranty, or any failure to perform or comply with any covenant or agreement, of the Purchaser contained herein or in any Document or Other Paper delivered pursuant hereto, (ii) the performance or satisfaction of all Listed Liabilities (including liabilities arising out of the Listed Assets) and (iii) any potential Losses of any kind or nature arising out of the actions or the operations of any Restaurant Entity after the Closing Date.

               (b) The Purchaser shall indemnify the Sellers and the Responsible Individuals for any Losses suffered by any of them with respect to a claim by Burger King pursuant to the Burger King Franchise Agreements regarding any event arising after the Closing Date with respect to any Restaurant Entity acquired by the Purchaser hereunder that is not related to any breach of any representation, warranty or covenant of any Seller or Responsible Individual.

               (c) Notwithstanding the provisions of this Section 12.02, the indemnification provided for hereby shall not apply to any Losses related to Taxes, and indemnification in respect of such Losses shall be governed by the provisions of ARTICLE X hereof.

          Section 12.03 NOTICE AND OPPORTUNITY TO DEFEND. (a) If any Person entitled to indemnification pursuant to this ARTICLE XII (an "INDEMNIFIED PERSON") receives notice of any claim or the commencement of any suit, action, proceeding or investigation with respect to which the Indemnified Person intends to seek indemnification pursuant to this ARTICLE XII from any other Person (or Persons) (an "INDEMNIFYING PERSON"), the Indemnified Person shall promptly give the Indemnifying Person (which in the case of the Sellers shall be satisfied by delivery to the Sellers' Representatives) notice thereof (an "INDEMNIFICATION NOTICE"), but the failure to give an Indemnification Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any liability that it may have to an Indemnified Person except to the extent that the Indemnifying Person shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

               (b)  Upon   receipt   of   an  Indemnification  Notice,  the
Indemnifying Person shall be entitled at its option and at its cost and expense to assume the defense of such suit, action, claim, proceeding or investigation with respect to which it is called upon to indemnify an Indemnified Person pursuant to this ARTICLE XII; PROVIDED that notice of the Indemnifying Person's intention to assume such defense shall be delivered by the Indemnifying Person to the Indemnified Person within a reasonable time in light of the circumstances then and there existing. In the event that the Indemnifying Person elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the Indemnifying Person shall promptly retain counsel reasonably satisfactory to the Indemnified Person (which may be counsel to the Indemnifying Person so long as the Indemnifying Person can reasonably show that such counsel would not be subject to a conflict of interest with respect thereto). The Indemnified Person shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the employment of such counsel shall have been authorized by the Indemnifying Person; (ii) the Indemnifying Person failed promptly to retain counsel reasonably satisfactory to the Indemnified Person to take charge of the defense of such suit, action, claim, proceeding or investigation and to notify the Indemnified Party of such retainer, or
(iii) the Indemnified Person shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Person (other than a defense arising by virtue of this ARTICLE XII), in which event, such fees and expenses (including, without limitation, reasonable fees paid to witnesses) shall be borne by the Indemnifying Person (but in no event shall the Indemnifying Person be required to pay the fees and expenses of more than one counsel retained by all Indemnified Persons with respect to any one suit, action, claim, proceeding or investigation). In the event of
(i), (ii) or (iii) above, the Indemnifying Person shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the Indemnified Person.

               (c) If an Indemnifying Person elects to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this ARTICLE
XII: (i) no compromise or settlement thereof may be effected by the Indemnifying Person without the Indemnified Person's written consent (which shall not be unreasonably withheld or unreasonably delayed) unless:
(x) there is no finding or admission of any violation of any judgment, ruling, order, writ, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority or any violation of the rights of any Person by the Indemnified Person and no effect on any other suit, action, claim, proceeding or investigation that may be made against the Indemnified Person; and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (ii) the Indemnifying Person shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld or unreasonably delayed).

               (d) At any time after the assumption of the defense of any suit, action, claim, proceeding or investigation by an Indemnifying Person in accordance with this Section 12.03, the Indemnifying Person may request the Indemnified Person to agree in writing to the abandonment of such suit, action, claim, proceeding or investigation or to the payment or compromise by the Indemnifying Person thereof, whereupon such abandonment, payment or compromise, as the case may be, shall be effected unless the Indemnified Person determines that such suit, action, claim, proceeding or investigation should be continued, and so notifies the Indemnifying Person in writing within 15 days of such request from the Indemnifying Person. In the event that the Indemnified Person determines that such suit, action, claim, proceeding or investigation should be continued, the Indemnifying Person shall be liable hereunder only to the extent of the lesser of:
(i) the amount which the other party to the contested suit, action, claim, proceeding or investigation had agreed to accept in payment or compromise as of the time the Indemnifying Person made its request therefor to the Indemnified Person; or (ii) such amount for which the Indemnifying Person may be liable with respect to such suit, action, claim, proceeding or investigation by reason of the provisions of this ARTICLE XII.

               (e) If the Indemnifying Person fails to notify the Indemnified Person of its election to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this ARTICLE XII within thirty days after the Indemnified Person gives the Indemnification Notice to the Indemnifying Person, the Indemnifying Person shall be bound by any determination made in such suit, action, claim, proceeding or investigation or compromise or settlement thereof effected by the Indemnified Person.

               (f) Notwithstanding the provisions of this Section 12.03, the indemnification mechanism provided for hereby shall not apply to any Losses related to Taxes, and the mechanism for indemnification in respect of such Losses shall be governed by the provisions of ARTICLE X hereof.

          Section   12.04   DISPUTES   WITH   BURGER   King.   Anything  in
Section 12.03 hereto to the contrary notwithstanding, in the case of any suit, action, claim, proceeding or investigation by Burger King or any of its Subsidiaries with respect to matters relating to any Burger King Franchise Agreement, the Indemnified Person shall be entitled to approve the counsel selected by the Indemnifying Person, which approval shall not be unreasonably withheld.

          Section 12.05 COOPERATION. If requested by the Indemnifying Person, the Indemnified Person shall cooperate to the extent reasonably requested in the defense or prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Person is being called upon to indemnify the Indemnified Person pursuant to this ARTICLE XII, and the Indemnified Person shall furnish such records, information and testimony (subject to appropriate non-disclosure agreements to the extent necessary to protect privileged information) and attend all such conferences, discovery proceedings, hearing, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the Indemnified Person shall make any counterclaim against the party asserting such suit, action, claim, proceeding or investigation or any cross-complaint against any Person in connection therewith and the Indemnified Person further agrees to take such other actions as reasonably may be requested by an Indemnifying Person to reduce or eliminate any Loss for which the Indemnifying Person would have responsibility, but the Indemnifying Person will reimburse the Indemnified Person for any fees or expenses incurred by it in so cooperating or acting at the request of the Indemnifying Person.

          Section 12.06 RECOVERIES. The amount of any Losses suffered, sustained, incurred or required to be paid by any Indemnified Person shall be reduced by the amount of any insurance proceeds and other amounts paid to the Indemnified Person by, or offset against any amount owed by the Indemnified Person to, any Person not a party to this Agreement.

          Section 12.07 PAYMENT OF LOSSES. The Indemnifying Person shall pay to the Indemnified Person in cash the amount of any Loss to which the Indemnified Person may become entitled by reason of the provisions of this
ARTICLE XII, such payment to be made within five days after such Losses are finally determined either by mutual agreement of the parties hereto or pursuant to the final nonappealable judgment of a court of competent jurisdiction.

          Section  12.08  ESCROW FUND.  The obligation of the Sellers under
Section 12.01 and under ARTICLE X hereof shall be satisfied first from the Escrow Fund pursuant to the procedures set forth therein and, if the Escrow Fund is inadequate to provide indemnification to the Purchaser or its assigns as provided in the Escrow Agreement, then from the Sellers as provided in Section 12.01 and in ARTICLE X hereof.

          Section 12.09 AUTHORITY OF THE SELLERS' REPRESENTATIVES. The Sellers' Representatives shall be authorized to take any action relating to
ARTICLE X or ARTICLE XII hereof on behalf of any or all Sellers (without prior notice or consent) and such action shall be binding on all Sellers.

                               ARTICLE XIII

                          COVENANT NOT TO COMPETE

          Section 13.01 COVENANT NOT TO COMPETE. Each Seller agrees and, to the extent it Controls any Affiliates of such Seller, agrees to cause such Affiliate and the Sellers' Representatives hereby jointly and severally covenant and agree that, for a period of three years following the Closing Date it, he or she and his or her Affiliates will not, directly or indirectly, for its, his or her own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as permitted in the applicable Lease):

                    (i) own, operate, manage, develop, finance, or otherwise engage in any type of fast food or quick service restaurant business within the Restricted Area except for any Restaurant Entity or Restaurant not acquired by the Purchaser pursuant to the terms hereof;

                    (ii) within the Restricted Area, except for any Restaurant Entity or Restaurant not acquired by the Purchaser pursuant to the terms hereof; sell, develop, lease for occupancy or otherwise use or permit to be used any property presently owned or leased or hereafter acquired or leased by it, him or her for use as any type of fast food or quick service restaurant business, except for any transactions with the Purchaser or any of its Affiliates and except with respect to any real property on which any Restaurant located on the Closing Date but which related lease has been terminated by its terms; or

                    (iii) employ or solicit the employment of any executive or management level employees of the Restaurant Entities or Restaurants that are acquired by the Purchaser pursuant to this Agreement who are employed by or in any of such Restaurant Entities or Restaurants on the date hereof or at any time from the date hereof through the Closing Date so long as they are employees of the Purchaser or any subsidiary of the Purchaser and for six months after any termination of such employment;
PROVIDED, that the Sellers shall be entitled to engage in general solicitations through mass media advertising.

          Notwithstanding the foregoing, the Sellers (other than Fors or Mund) shall have the right to become employees of Burger King even if their job responsibilities involve Burger King restaurants or other fast food or quick service restaurants affiliated with Burger King.

          Section 13.02 GEOGRAPHIC AREA REASONABLE; REDUCTION OF GEOGRAPHICAL AREA AND TIME RESTRICTION. The Sellers and the Sellers' Representatives acknowledge that the restricted period of time and geographical area specified in Section 13.01 hereof are reasonable. Notwithstanding anything herein to the contrary, if the period of time or the geographical area specified under Section 13.01 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and territory of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

          Section 13.03 EFFECT OF BREACH. The parties acknowledge that any breach of this ARTICLE XIII will cause the Purchaser irreparable harm for which there is no adequate remedy at law, and as a result, the Purchaser shall be entitled to apply for the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself restraining any Seller or the Sellers' Representatives, as the case may be, from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy that the Purchaser may have at law or in equity.

          Section 13.04 ALLOCATION OF PURCHASE PRICE. The parties agree that $1 of the Purchase Price shall be allocated to the Covenant Not to Compete described in this ARTICLE XIII for Tax purposes including, without limitation, the completing of Tax Returns, and shall not be used for any other purposes including, without limitation, the defense of any claim involving the Covenant Not to Compete described in this Article XIII.

                                ARTICLE XIV

                         TERMINATION OF AGREEMENT

          Section 14.01 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing as follows:

                    (i) at the election of the Sellers' Representatives or the Purchaser, if the Closing shall not have occurred on or prior to September 30, 1997; PROVIDED, HOWEVER, that no party shall be entitled to terminate this Agreement pursuant to this clause if the failure of such party to fulfill any of its obligations under this Agreement (other than as a result of actions or omissions of the Opposing Party) shall have been the reason that the Closing shall not have occurred on or before said date;

                    (ii) at the election of the Sellers' Representatives, if the Purchaser has, in any material respect, breached or failed to perform or comply with any representation, warranty, covenant or agreement contained in this Agreement; PROVIDED, HOWEVER, that if such breach or failure is curable, notice of such breach or failure shall have been given to the Purchaser and the Purchaser shall not have cured such failure within ten days;

                    (iii) at the election of the Purchaser, if any of the Sellers has, in any material respect with respect to the Restaurant Entities taken as a whole, breached or failed to perform or comply with any representation, warranty, covenant or agreement contained in this Agreement; PROVIDED, HOWEVER, that if such breach or failure is curable, notice of such breach or failure shall have been given to the Sellers' Representatives and the Sellers shall not have cured such failure within ten days;

                    (iv) at  the  election  of  the  Purchaser  pursuant to
Section 6.19; or

                    (v) at any time on or prior to the Closing Date, by mutual written consent of the Sellers' Representatives and the Purchaser.

          Section 14.02 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to Section 14.01 hereof, it shall become null and void and have no further force or effect, except as otherwise specifically provided in Section 15.01 hereof; PROVIDED, HOWEVER, that if this Agreement is so terminated by either the Sellers' Representatives or the Purchaser because one or more of the conditions to the terminating party's obligations hereunder is not satisfied as a result of an Opposing Party's failure to comply in any material respect with its obligations under, or its material breach of any other provision of, this Agreement (other than as a result of actions or omissions of such terminating party), it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract and damages shall also survive such termination unimpaired.

                                ARTICLE XV

                         NON-TRANSFERRED ENTITIES

          Section 15.01 APPLICATION OF ARTICLES. The parties hereto hereby acknowledge that there is a possibility that fewer than 64, but in no event less than 52, Restaurant Entities will be directly transferred to the Purchaser pursuant to this Agreement. To the extent that certain Restaurant Entities are not transferred to the Purchaser on the Closing Date (the "Non-Transferred Entities"), Articles II, III, IV (other than
Section  4.11),  VI  (other than Sections 6.17 and 6.19), VIII (other  than
Section 8.18), IX (other than Section 9.08) and X hereof and any related Schedules, Exhibits and definitions shall be deemed to be amended and modified solely to the extent necessary to reflect the transfer of the other Restaurant Entities until such time, if any, as the Non-Transferred Entities are transferred to the Purchaser in accordance with the terms of this Agreement.

          Section 15.02 EXTENSION OF TIME PERIODS. Any obligation of the Sellers or Sellers' Representatives to deliver to the Purchaser any documents, instruments and certificates relating to the Non-Transferred Entities shall not become effective unless and until the Non-Transferred Entities are duly transferred to the Purchaser; PROVIDED, that the Sellers shall deliver the Financials with respect to only the Restaurant Entities actually transferred as promptly as practicable after all Restaurant Entities to be transferred pursuant hereto have been identified.

          Section 15.03 ADJUSTMENTS. The amounts set forth in Section 10.07 shall be adjusted accordingly to reflect the Non-Transferred Entities.

                                ARTICLE XVI

                               MISCELLANEOUS

          Section 16.01 FEES AND EXPENSES. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors fees, except for HSR Act filing fees, which shall be paid (a) by the Purchaser if the Notification and Report Form is filed by the Sellers' Representatives, on behalf of the Sellers, the Responsible Individuals and the Restaurant Entities, as required, with the FTC within ten days of the date this Agreement is executed by all of the parties hereto or (b) by the Sellers if the Notification and Report Form is not so filed by such parties (other than as a result of the Purchaser's actions). Except for (a) sales or use taxes relating to Listed Assets owned by a Restaurant Entity purchased pursuant to Section 10.07(b) and the assets of the Additional Restaurants purchased pursuant to Section 10.07(c), which shall be paid by the Purchaser, and (b) real estate transfer taxes relating to the Real Property of such Additional Restaurants, which shall be paid one-half by the Purchaser and one-half by the Sellers, the Sellers shall pay all stock transfer Taxes, recording fees and other sales, transfer, use, purchase or similar Taxes resulting from the transactions contemplated hereby.

          Section 16.02 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by the Sellers' Representatives and the Purchaser.

          Section 16.03 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered, or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

               (a)            if to the Purchaser, to:

                    Carrols Corporation
                    968 James Street
                    Syracuse, New York 13203-6969
                    Telecopier Number:  (315) 475-9616
                    Attention:  Daniel T. Accordino, President
                                   and
                              Joseph A. Zirkman, Esq.

                    with a copy to:

                    Schulte Roth & Zabel LLP
                    900 Third Avenue
                    New York, New York  10022
                    Telecopier Number:  (212) 593-5955
                    Attention:  Andr<e'> Weiss, Esq.

               (b) if to any Seller, to the Sellers' Representatives or to any Management Company, to :

                    Resser Management Corp.
                    5820 Main Street
                    Williamsville, New York  13221
                    Telecopier Number:  (315) 475-9616
                    Attention:  Richard D. Fors, Jr.
                                   and
                              Charles J. Mund

                    with a copy to:

                    Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. 65 Livingston Avenue
                    Roseland, New Jersey  07068
                    Telecopier Number:  (201) 992-5820
                    Attention:  R. Barry Stiger, Esq.

               (b)  if to the Sellers' Auditor, to:

                    Beck Villata and Co., P.C.
                    1390 Northeast 162nd Street
                    North Miami Beach, Florida 33162
                    Telecopier Number:  (305) 944-6100
                    Attention:  Frank Beck

          Section 16.04 ENTIRE AGREEMENT. This Agreement, the Escrow Agreement and the Related Documents (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the purchase of the Interests and related transactions and supersedes all prior Contracts and Other Agreements, written or oral, with respect thereto.

          Section 16.05 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Purchaser and the Sellers' Representatives or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

          Section 16.06 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

          Section 16.07 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and any Indemnified Person or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 16.08 NO ASSIGNMENT. This Agreement is not assignable except by operation of law; except that the Purchaser may assign its rights to a wholly-owned Subsidiary or to any corporation that owns all of the outstanding common stock of the Purchaser, provided, that the Purchaser shall remain liable for the performance of its obligations hereunder and under each Lease; and except that the obligations of the Management Companies set forth in Sections 3.07 and 6.07 hereto may be assigned to an entity or entities other than the Management Companies so long as such other entity or entities are directly wholly-owned by Fors and/or Mund.

          Section 16.09 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

          Section 16.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          Section 16.11 EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

          Section 16.12 HEADINGS.   The  headings in this Agreement are for
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 16.13 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 16.14 ACCESS. From and after the Closing for a period of seven years, each of the Purchaser and the Sellers' Representatives shall provide reasonable access to each other and to each other's respective representatives with respect to the books and records of the Restaurant Entities and Restaurants acquired directly or under Section 10.07(b) and the Management Companies, as the case may be, to the extent that such access is reasonably necessary in furtherance of a legitimate business purpose, including tax, franchise, financial and indemnification matters.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              CARROLS CORPORATION


                              By: /S/ DANIEL T. ACCORDINO
                                   Name: Daniel T. Accordino
                                   Title:   President







































                 This is the first of ten signature pages

               THE SELLERS AND THE RESPONSIBLE INDIVIDUALS:

(Each Seller and Responsible Individual should sign exactly as such Seller's or Responsible Individual's name appears on such Sellers' or Responsible Individual's stock certificate(s) for the Existing Restaurant Entities or as reflected on the records of the New Restaurant Entities. If a certificate is registered in the name of more than one shareholder, each registered holder must sign.)



/S/ RICHARD D. FORS, JR.           /S/ WILLIAM J. O'DONNELL
Name:  Richard D. Fors, Jr.        Name:  William J. O'Donnell

/S/ CHARLES J. MUND                /S/ JOHN T. SWEENEY
Name:  Charles J. Mund             Name:  John T. Sweeney

CHARLES J. MUND, JR.               /S/ WILLIAM J. REZNICEK
Name:  Charles J. Mund, Jr.        Name:  William J. Reznicek

/S/ ERIC W. MUND
Name:  Eric W. Mund


MUND TRUST OF 5/27/88


By: /S/ CHARLES J. MUND
     Charles J. Mund, Trustee


By: /S/ CAROL C. MUND
     Carol C. Mund, Trustee













                 This is the second of ten signature pages

                         THE CHARLES J. MUND CHARITABLE
                         REMAINDER UNITRUST


                         By:/S/ CHARLES J. MUND
                                                       Charles J. Mund, Trustee


                         By:/S/ CAROL C. MUND
                                                       Carol C. Mund, Trustee



                         THE RICHARD D. FORS, JR. CHARITABLE
                         REMAINDER UNITRUST


                         By:/S/ RICHARD D. FORS, III
                              Richard D. Fors, III, Trustee


                         By:/S/ CHRISTOPHER FORS
                              Christopher Fors, Trustee


                         By:/S/ ANDREW L. FORS
                              Andrew L. Fors, Trustee



                         THE PATRICIA P. FORS CHARITABLE
                         REMAINDER UNITRUST


                         By:/S/ RICHARD D. FORS, III
                              Richard D. Fors, III, Trustee


                         By:/S/ CHRISTOPHER FORS
                              Christopher Fors, Trustee


                         By:/S/ ANDREW L. FORS
                              Andrew L. Fors, Trustee



                 This is the third of ten signature pages

                         THE REAL PROPERTY OWNERS




                              EWM PROPERTIES, L.P.



                              By:/S/ CAROL C. MUND
                                 Carol C. Mund
                                 General Partner



                              CJM PROPERTIES, L.P.



                              By:/S/ CAROL C. MUND
                                 Carol C. Mund
                                 General Partner



                              UNION ROAD LAND CORP.



                              By:/S/ CHARLES J. MUND
                              Name: Charles J. Mund
                              Title:   Vice President



                              PARKSIDE LAND CORP.



                              By:/S/ CHARLES J. MUND
                              Name: Charles J. Munc
                              Title:   President


                 This is the fourth of ten signature pages
                              FENNEC RESTAURANT CORP.



                              By:/S/ RICHARD D. FORS, JR.
                              Name: Richard D. Fors, Jr.
                              Title:   President



                              ELLICOTT LAND CORP.



                              By:/S/ RICHARD D. FORS, JR.
                              Name: Richard D. Fors, Jr.
                              Title:   Vice President



                              FREDONIA FOOD CORP.



                              By:/S/ RICHARD D. FORS, JR.
                              Name: Richard D. Fors, Jr.
                              Title:   Vice President



                              WELLSVILLE REALTY CORP.



                              By:/S/ RICHARD D. FORS, JR.
                              Name: Richard D. Fors, Jr.
                              Title:   Vice President





                 This is the fifth of ten signature pages

                              GOWANDA LAND CORP.



                              By:/S/ RICHARD D. FORS, JR.
                              Name: Richard D. Fors, Jr.
                              Title:   Vice President






                              SILVER CREEK LAND CORP.



                              By:/S/ RICHARD D. FORS, JR.
                              Name: Richard D. Fors, Jr.
                              Title:   Vice President



                              HOLIDAY LAND CORP.



                              By:/S/ RICHARD D. FORS, JR.
                              Name: Richard D. Fors, Jr.
                              Title:   Vice President



                              MAINWORK LAND CORP.



                              By:/S/ RICHARD D. FORS, JR.
                              Name: Richard D. Fors, Jr.
                              Title:   Vice President




                 This is the sixth of ten signature pages

                              MT. TABOR LIMITED PARTNERSHIP

                              By:  MT. TABOR REALTY CORP.
                                 General Partner

                              By:/S/ WILLIAM J. REZNICK
                                 William J. Reznicek
                                 President



                              WESTPORT REALTY CORP.



                              By:/S/ WILLIAM J. REZNICEK
                              Name: William J. Reznicek
                              Title:   President



                              ALLEAN LAND CORP.



                              By:/S/ WILLIAM J. REZNICEK
                              Name: William J. Reznicek
                              Title:   Vice President



                              FORS FAMILY LIMITED PARTNERSHIP



                              By:
                                                               Name:
                                 General Counsel




                This is the seventh of ten signature pages

                              SELLERS' REPRESENTATIVES:


                              By:/S/ RICHARD D. FORS, JR.
                                 Richard D. Fors, Jr.
                                 Sellers' Representative


                              By:/S/ CHARLES J. MUND
                                 Charles J. Mund
                                 Sellers' Representative































                 This is the eighth of ten signature pages

                              RESTAURANT ENTITIES WHOSE ASSETS ARE BEING
                              SOLD

                              OUTLET RESTAURANT, LLC



                              By:/S/ RICHARD D. FORS, JR.
                                 Name: Richard D. Fors, Jr.
                                 Title:   President

                              BLANKENBAKER RESTAURANT, LLC


                              By:/S/ RICHARD D. FORS, JR.
                                 Name: Richard D. Fors, Jr.
                                 Title:   Vice President


                              LAGRANGE RESTAURANT, LLC


                              By:  /S/ RICHARD D. FORS, JR.
                                 Name: Richard D. Fors, Jr.
                                 Title:   Vice President


                              ALLEAN FOOD CORP.


                              By:/S/ RICHARD D. FORS, JR.
                                 Name: Richard D. Fors, Jr.
                                 Title:   Vice President


                              BROOKS ROAD FOOD CORP.


                              By:  /S/ RICHARD D. FORS, JR.
                                 Name: Richard D. Fors, Jr.
                                 Title:   Vice President


                 This is the ninth of ten signature pages

The Management Companies hereby agree to be bound by the provisions of Sections 3.07 and 6.07 hereto and to be jointly and severally liable with the Sellers and with the Sellers' Representatives in respect of the Sellers' indemnification obligations under Section 12.01(a)(iii) and
(a)(iv).


RESSER MANAGEMENT CORP.


By:/S/ RICHARD D. FORS, JR.
   Name: Richard D. Fors, Jr.
   Title:   President


DERBY MANAGEMENT CORP.


By:/S/ RICHARD D. FORS, JR.
   Name: Richard D. Fors, Jr.
   Title:   Vice President


PENNYLINE GROUP, INC.


By:/S/ RICHARD D. FORS, JR.
   Name: Richard D. Fors, Jr.
   Title:   Vice President


CONSOLIDATED DATA MANAGEMENT CORP.


By:/S/ RICHARD D. FORS, JR.
   Name: Richard D. Fors, Jr.
   Title:   President









                 This is the tenth of ten signature pages




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                                                             CONFORMED COPY


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                                   -ii-











                            PURCHASE AGREEMENT

                                   Among

                            CARROLS CORPORATION

                              (as Purchaser)

                                    And

              THE INDIVIDUALS AND TRUSTS LISTED ON EXHIBIT A

                              ATTACHED HERETO

                               (as Sellers)

             THE INDIVIDUALS AND ENTITIES LISTED ON EXHIBIT B

                              ATTACHED HERETO

                   (as Affiliated Real Property Owners)

                                    And

                           RICHARD D. FORS, JR.

                                    And

                              CHARLES J. MUND

                     (as the Sellers' Representatives)




                         Dated as of July 7, 1997






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




                             TABLE OF CONTENTS


                                                                   PAGE



     Section 1.01   Definitions
     Section 1.02   GAAP
     Section 1.03   Singular and Plural Terms

ARTICLE II SALE AND PURCHASE OF INTERESTS

     Section 2.01   Sale of Interests
     Section 2.02   Purchase Price and Payment
     Section 2.03   Transfer Taxes

ARTICLE III CLOSING; REPRESENTATIVES; RESPONSIBLE PARTY;
             ASSIGNMENTS; ADJUSTMENTS

     Section 3.01   Closing
     Section 3.02   Representatives; Responsible Party
     Section 3.03   Real Properties:  Leases and Assignments of
                  Leases
     Section 3.04   Assignment of Franchise Agreements
     Section 3.05   TRAs
     Section 3.06   Assignment of Development Rights
     Section 3.07   Assignment of Assets and Liabilities
     Section 3.08   Listed Assets and Listed Liabilities Schedule
     Section 3.09   Purchase Price Adjustments
     Section 3.10   Post-Closing Allocations

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Section 4.01   Organization and Qualification
     Section 4.02   Subsidiaries; Investments
     Section 4.03   Authorization
     Section 4.04   Valid and Binding Agreement
     Section 4.05   Title to Interests
     Section 4.06   Capitalization
     Section 4.07   Governing Instruments; Minute Books
     Section 4.08   Absence of Conflicts
     Section 4.09   Governmental Approvals
     Section 4.10   Consents
     Section 4.11   Financial Statements
     Section 4.12   Tax Matters
     Section 4.13   Compliance with Law
     Section 4.14   Litigation
     Section 4.15   Agreements
     Section 4.16   Properties
     Section 4.17   Franchise Agreements
     Section 4.18   Inventory
     Section 4.19   Assets
     Section 4.20   Intangible Property
     Section 4.21   Liabilities
     Section 4.22   Suppliers
     Section 4.23   Employment and Labor Agreements
     Section 4.24   Discrimination and Occupational Safety
     Section 4.25   Employee Benefit Plans
     Section 4.26   Terminated Plans
     Section 4.27   Employees
     Section 4.28   Environmental Matters
     Section 4.29   Insurance
     Section 4.30   Operations of the Restaurant Entities
     Section 4.31   Potential Conflicts of Interest
     Section 4.32   Banks, Brokers and Proxies
     Section 4.33   No Broker
     Section 4.34   Intercompany Debts
     Section 4.35   Burger King Rights
     Section 4.36   Net Cash Flow
     Section 4.37   Loan Facilities
     Section 4.38   Additional Restaurants
     Section 4.39   Full Disclosure

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     Section 5.01   Organization
     Section 5.02   Authority Relative to this Agreement
     Section 5.03   Absence of Conflicts
     Section 5.04   No Broker
     Section 5.05   Consents
     Section 5.06   Financial Resources
     Section 5.07   Full Disclosure

ARTICLE VI COVENANTS AND AGREEMENTS

     Section 6.01   Conduct of Business
     Section 6.02   Insurance
     Section 6.03   Litigation
     Section 6.04   Continued Effectiveness of Representations
                  and Warranties; Satisfaction of Conditions
     Section 6.05   Advice of Changes
     Section 6.06   Corporate Examinations and Investigations
     Section 6.07   Payment of Intercompany Debts
     Section 6.08   Supplements to Disclosures
     Section 6.09   Regulatory Filings and Consents
     Section 6.10   Access to Restaurants Prior to Closing
     Section 6.11   Subsequent Financial Statements and Reports
     Section 6.12   No Solicitation
     Section 6.13   Conveyance Taxes
     Section 6.14   Real Property Tax
     Section 6.15   HSR Act Filing
     Section 6.16   Human Resource Materials
     Section 6.17 Financials
     Section 6.18   Further Assurances
     Section 6.19   Environmental Matters
     Section 6.20   Leased Property
     Section 6.21   Burger King Franchise Agreements
     Section 6.22   Rebates and Discounts
     Section 6.23   Easements
     Section 6.24  Sellers' and Responsible Individuals'
                  Covenants

ARTICLE VII DAMAGE OR DESTRUCTION

     Section 7.01   Damage to or Destruction of Restaurants
     Section 7.02   Notification of Damage or Destruction

ARTICLE VIII  CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION
             TO CLOSE

     Section 8.01   Representations and Covenants
     Section 8.02   Good Standing Certificates
     Section 8.03   Governmental Permits and Approvals
     Section 8.04   Hart-Scott-Rodino
     Section 8.05   Legal Proceedings
     Section 8.06   Third Party Consents
     Section 8.07   Certificates
     Section 8.08   Opinions of Counsel to the Sellers, the
                  Restaurant Entities, the Affiliated Real
                  Property Owners and the Sellers'
                  Representatives
     Section 8.09   Resignation of Directors and Officers
     Section 8.10   Payment of Intercompany Debt
     Section 8.11   Instruments of Transfer
     Section 8.12   No Material Adverse Change; Certificates
     Section 8.13   Other Documents
     Section 8.14   Payoff of Loans
     Section 8.15   Termination of Agreements
     Section 8.16   Senior Lender's
     Section 8.17   Sellers' Auditor's
     Section 8.18   Total Restaurant Entities

ARTICLE IX  CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO
             CLOSE

     Section 9.01   Representations and Covenants
     Section 9.02   Purchase Price
     Section 9.03   Hart-Scott-Rodino
     Section 9.04   Legal Proceedings
     Section 9.05   Certificates
     Section 9.06   Other Documents
     Section 9.07  Opinion of Counsel to the Purchaser
     Section 9.08   Total Restaurant
     Section 9.09   Burger King Consents

ARTICLE X PROVISIONS AS TO TAX MATTERS

     Section 10.01   Liability for Taxes
     Section 10.02   Indemnification
     Section 10.03   Allocation of Taxes
     Section 10.04   Right to Refund
     Section 10.05   Calculation of Indemnity
     Section 10.06   Notification; Contests
     Section 10.07   Section 338(h)(10) Election and Asset Sale
     Section 10.08   Tax Returns
     Section 10.09   Cooperation
     Section 10.10   Allocation of Responsibility

ARTICLE XI SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE
             SELLING SHAREHOLDERS

     Section 11.01   Survival of Representations and Warranties
                  of the Sellers

ARTICLE XII INDEMNIFICATION

     Section 12.01   Obligation of the Sellers to Indemnify
     Section 12.02   Obligation of the Purchaser to Indemnify
     Section 12.03   Notice and Opportunity to Defend
     Section 12.04   Disputes with Burger
     Section 12.05   Cooperation
     Section 12.06   Recoveries
     Section 12.07   Payment of Losses
     Section 12.08   Escrow Fund
     Section 12.09   Authority of the Sellers' Representatives

ARTICLE XIII COVENANT NOT TO COMPETE

     Section 13.01   Covenant Not to Compete
     Section 13.02   Geographic Area Reasonable; Reduction of
                  Geographical Area and Time Restriction
     Section 13.03   Effect of Breach
     Section 13.04   Allocation of Purchase Price

ARTICLE XIV TERMINATION OF AGREEMENT

     Section 14.01   Termination of Agreement
     Section 14.02   Effect of Termination

ARTICLE XV NON-TRANSFERRED ENTITIES

     Section 15.01   Application of Articles
     Section 15.02   Extension of Time Periods
     Section 15.03   Adjustments

ARTICLE XVI MISCELLANEOUS

     Section 16.01   Fees and Expenses
     Section 16.02   Publicity
     Section 16.03   Notices
     Section 16.04   Entire Agreement
     Section 16.05   Waivers and Amendments
     Section 16.06   Governing Law
     Section 16.07   Binding Effect; Benefit
     Section 16.08   No Assignment
     Section 16.09   Variations in Pronouns
     Section 16.10   Counterparts
     Section 16.11   Exhibits and Schedules
     Section 16.12   Headings
     Section 16.13   Severability
     Section 16.14   Access






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                                     -4-



                              TABLE OF EXHIBITS

Exhibit A List of Sellers, Responsible Individuals, Trust Classification,
          Interests Held and Share of Purchase Price

Exhibit B Affiliated Real Property Owners

Exhibit C Restaurant Entities and Restaurants

Exhibit D Unaffiliated Real Property Owners

Exhibit E Leasing Entities

Exhibit F Definitions

Exhibit G Form of Escrow Agreement

Exhibit H Form of Lease

Exhibit I Form of Memorandum of Lease

Exhibit J Form of Tenant Estoppel Certificate

Exhibit K Form of Landlord Estoppel and Agreement

Exhibit L Form of Excess Assignment, Bill of Sale and Assumption

Exhibit M Certification of Non-Foreign Status

Exhibit N Affidavit that Transferor is not a Foreign Person

Exhibit O Operating Assets

Exhibit P Form of Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
          and Saperston & Day, P.C., counsel to the Restaurant Entities, the Sellers and the Responsible Individuals

Exhibit Q Form of General Assignment, Bill of Sale and Assumption

Exhibit R Form of Opinion of Schulte Roth & Zabel LLP, counsel to the
          Purchaser

Exhibit S Existing Restaurant Entities

Exhibit T New Restaurant Entities




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                                     -5-


                              TABLE OF SCHEDULES



2.02(a) Combined Net Cash Flow

3.08 Schedule of Listed Assets and Listed Liabilities

3.09 Preliminary and Final Closing Schedules

3.09(b) Costs to Construct and Equip Additional Restaurants

4.01 Jurisdictions of Qualification To Do Business for Each Restaurant Entity

4.06 Authorized Capitalization of Each Restaurant Entity

4.10 Required Consents

4.12 Audited Tax Returns

4.13 Permits

4.14 Litigation

4.15 Contracts and Contracts Consents

4.16(b)(i) Affiliated Real Property Owner Titles

4.16(b)(vi) Remodeled or Altered Restaurants

4.16(b)(vii) Easements

4.16(b)(x) Real Property Lease Expiration Dates, Monetary Terms and Renewal
          Terms, Accelerated Lease Payments

4.16(c) Liens on Properties

4.16(d) Developments

4.16(f) Certificates of Occupancy

4.16(g) Condemnation and Eminent Domain Proceedings

4.16(i) Real Property Licenses, Permits and Certificates

4.21(b) Calculation of Accrued Vacation Pay

4.25 Employee Benefit Plans

4.27 Multi-Unit Supervisory Personnel

4.29 Insurance

4.30 Operations of the Restaurant Entities

4.31 Potential Conflicts of Interest

4.32 Banks, Brokers and Proxies

4.34 Intercompany Debts

4.35(a) Other Burger King Interests

4.35(b) TRAs

4.35(c) Development Rights

4.37 Loan Facilities Agreements

10.07(a) Identification of Restaurant Entities making Section 338(h)(10) election; Allocation of Purchase Price Among Assets

10.07(b) Identification of Restaurant Entities to be sold in asset sales;
          Allocation of Purchase Price Among Assets

F-I  Calculation of Cash Flow Negative

F-II Calculation of Prompt Payment Discounts




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                                   -6-



                                EXHIBIT F

          "ACCOUNTING CHARGES" means the amount, if any, charged to any Restaurant Entity by any Person for accounting or auditing services for the twelve months ended December 31, 1996, excluding Administrative Cost Charges, Consulting Fees and Management Fees.

          "ADDITIONAL RESTAURANT" means each Burger King restaurant business within the Restricted Area (as set forth on Schedule 3.09(b)) that is not an Existing Restaurant Entity or a New Restaurant Entity in which any Seller or any Affiliate of any Seller has any interest or right to any interest.

          "ADMINISTRATIVE COST CHARGE" means the amount, if any, charged to any Restaurant Entity by any Management Company for administrative costs for the twelve months ended December 31, 1996, excluding Accounting Charges, Consulting Fees and Management Fees.

          "AFFILIATE" shall mean, with respect to any Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly Controls or is Controlled by or is under common Control with the other of such Persons.

          "ASSETS" means all assets held by any Restaurant Entity as of the Closing Date, before giving effect to the assignment provisions of
Section 3.07 hereof.

          "BURGER   KING"   means  Burger  King  Corporation,  a  Florida
corporation.

          BUSINESS DAY" means any day other than Saturday, Sunday or a day in which banking institutions in New York City are authorized or required by law or executive order to close.

          "CASH FLOW NEGATIVE" means, for the designated Restaurant, a loss reported by that Restaurant on its internal profit and loss statement as determined on a basis consistent with Purchaser's historical practice as reflected on Schedule F-I hereto without deduction for amortization, depreciation and general and administrative expenses associated with multi-unit supervision, but with deductions for allocated direct costs including but not limited to worker's compensation and general liability claims.

          "CLEANUP STANDARD" means the standard established or applied for non-industrial properties by the governmental authority having jurisdiction over the property to which such standard is to be applied or used to determine the adequacy or completeness of a Remedial Action, unless otherwise approved by the governmental authority having jurisdiction over the Remedial Action.

          "CLOSING DATE" means the date of the Closing.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMBINED NET CASH FLOW" means the aggregate of the Net Cash Flows for all of the Restaurant Entities, as set forth on the Schedule of Combined Net Cash Flows attached to the Agreement as Schedule 2.02(a).

          "CONSULTING FEES" means the amount, if any, charged to any Restaurant Entity by any Affiliate of such Restaurant Entity for consulting services for the twelve months ended December 31, 1996, excluding Accounting Charges, Administrative Cost Charges and Management Fees.

          "CONTRACTS AND/OR OTHER AGREEMENTS" means and includes all contracts, agreements, purchase orders, sales orders, guaranties, options, promissory notes, assignments, instruments, indentures, notes, bonds, leases, mortgages, deeds of trust, franchises, licenses, permits, commitments or binding arrangements or understandings, express or implied, written or oral.

          "CONTROL" means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, by or through ownership of at least 10% of the outstanding stock of such Person, agency or otherwise, or pursuant to or in connection with a contract with one or more other Persons by or through ownership of a majority of the outstanding stock of such Person, agency or otherwise; and the terms "CONTROLLING" and "CONTROLLED" shall have meanings correlative to the foregoing.

          "DOCUMENTS AND/OR OTHER PAPERS" means and includes any document, instrument, Contract or Other Agreement, certificate, notice, consent, affidavit, however evidenced, including, without limitation, letter, telegram, telex, telecopy, e-mail, computer disk, statement, schedule (including any Schedule to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper or non-oral means whatsoever.

          "ENVIRONMENTAL CLAIMS" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Restaurant Entity or any of their respective predecessors in interest which are or had been Affiliates of any Seller or Restaurant Entity or, in the event such predecessor in interest was not an Affiliate of any of them, if a Restaurant Entity, Seller or Affiliate of any of them had Knowledge of receipt by such predecessor of any of the foregoing; (ii) from adjoining properties or businesses; or
(iii) from or onto any facilities which received Hazardous Materials generated by any Restaurant Entity or any of their respective predecessors in interest which are or had been Affiliates of any Seller or Restaurant Entity.

          "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Solid Waste Disposal Act, including the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

          "ENVIRONMENTAL LIABILITIES" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions, restrictions and interest incurred as a result of any Environmental Claim filed by any governmental agency, department, bureau, office or other authority, or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by any of the Restaurant Entities or any of their respective predecessors in interest, or (ii) any facility which received Hazardous Materials generated by any Restaurant Entity or any of their respective predecessors in interest.

          "ESCROW AGENT" means State Street Bank and Trust Company.

          "ESCROW AGREEMENT" means the escrow agreement, to be entered into on or prior to the Closing Date by and among the Escrow Agent, the Purchaser, the Sellers and the Sellers' Representatives.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCLUDED PORTIONS" means the portions of the Real Properties on which the Restaurants associated with Burger King Franchise numbers 562, 7104 and 8505 are located which are not covered by the Leases for the respective Real Properties and which are described on Exhibit B as not being covered by such Leases.

          "EXISTING RESTAURANT ENTITY" means any of the Restaurant Entities listed on Exhibit S to the Agreement that were in operation for at least twelve months at December 31, 1996.

          "FRANCHISES" means the aggregate rights of each Restaurant Entity to own and operate its respective Restaurant pursuant to the terms of each Restaurant Entity's Burger King Franchise Agreement.

          "GAAP"  means  United  States  generally  accepted   accounting
principles applied on a consistent basis, as in effect from time to time.

          "GOVERNING INSTRUMENTS" shall mean, with respect to any Person, the certificate of incorporation or formation, articles of incorporation, bylaws, code of regulations, operating agreement, partnership agreement or other organizational or governing documents however denominated of such Person.

          "GROSS SALES" means Gross Sales as defined in the applicable Restaurant Entity's Burger King Franchise Agreement.

          "HAZARDOUS MATERIALS" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any radioactive or explosive materials; and (e) any asbestos-containing materials.

          "IMMEDIATE   FAMILY"   means  such  person's  spouse,  parents,
children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

          "INDEBTEDNESS" means all items which, in accordance with GAAP, should be included in determining total liabilities as shown on the liability side of a balance sheet as of the date Indebtedness is to be determined.

          "INTEREST EXPENSE" means the amount, if any, reflected on the Financials as being accrued by any Restaurant Entity as interest on any Indebtedness for money borrowed by such Restaurant Entity for the twelve months ended December 31, 1996.

          "INTEREST INCOME" means the amount, if any, reflected on the Financials as being accrued by any Restaurant Entity as interest on any cash or cash equivalents of such Restaurant Entity for the twelve months ended December 31, 1996.

          "INVENTORY" means all of the food, related paper products and current promotional items owned by the Restaurant Entities or otherwise used or held for use in, or in connection with, the businesses being conducted at the Restaurants.

          "KNOWLEDGE" means, with respect to any Restaurant Entity or the Purchaser, the actual knowledge of any of its officers, directors, shareholders or members, with respect to the manager of any Restaurant, the actual Knowledge of such manager and, with respect to the Sellers the actual knowledge of any of the Sellers, in each case after reasonable inquiry.

          "LIABILITIES"   means   liabilities   and  obligations  of  any
Restaurant Entity relating to events which arise prior to the Closing.

          "LIEN" means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement or any other encumbrance whatsoever.

          "LISTED ASSETS" means Operating Assets, Franchises, Inventory and petty cash funds, all of which are to be set forth (in descriptive form and number of items) on the Schedule of Listed Assets and Listed Liabilities. Prepaid insurance premiums (or any insurance dividends) are not Listed Assets.

          "LOSSES" means collectively any and all liabilities, losses, claims, damages, obligations, deficiencies, judgments, amounts paid in settlement of any suits, actions, claims, proceedings or investigations, reasonable out-of-pocket costs and expenses, including, but not limited to, interest, penalties, costs of investigation and reasonable attorney's and accountant's fees and disbursements.

          "MANAGEMENT COMPANY" means any of Resser Management Corp., Derby Management Corporation, Pennyline Group Inc. and Consolidated Data Management Corp.

          "MANAGEMENT FEES" means the amount, if any, charged to any Restaurant Entity by any Management Company in connection with the management of the Restaurant owned by any such Restaurant Entity for the twelve months ended at December 31, 1996, excluding Accounting Charges, Administrative Cost Charges and Consulting Fees.

          "MATERIAL ADVERSE EFFECT" means an adverse effect material to the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of the applicable Person.

          "MATERIAL  TO  THE  BUSINESS"  means  material to the business,
assets,   properties,   operations,  results  of  operations,   condition
(financial or otherwise) or prospects of the applicable Person.

          "NET CASH FLOW" means the Net Earnings for each Restaurant Entity before federal income taxes, depreciation and amortization, PLUS the sum (without duplication) of (i) the Rental Excess, (ii) Special Charges, (iii) Interest Expense and (iv) Volume Purchase Rebates; LESS the sum (without duplication) of (w) Interest Income, (x) Prompt Payment Discounts, (y) any other expenses that would be incurred by such Restaurant Entity during the twelve-month period ended at December 31, 1996 in operating any Restaurant as a stand-alone Burger King Restaurant (E.G., costs of insurance (including costs relating to claims), salary and benefits of Restaurant managers, incentive compensation for Restaurant managers and costs relating to recruiting and training Restaurant employees) but instead were incurred by any Management Company or any other third party, which expenses shall be allocated PRO RATA among the Restaurant Entities based on their relative cash flows prior to such allocation; and (z) the annual amount of any increase in rent or other expense relating to any change of control or comparable provisions as may be triggered by the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that with respect to each of the New Restaurant Entities (a) open less than 12 full months as of May 31, 1997, Net Cash Flow shall be calculated based upon the average of the Net Cash Flows per Existing Restaurant Entity for all of the Existing Restaurant Entities in such New Restaurant Entity's Geographic Sector as shown on Exhibit C hereto, and (b) open at least 12 full months as of May 31, 1997, Net Cash Flow shall be determined with respect to such New Restaurant Entity's first 12 consecutive full months of operations, as reflected in the 1996 audited and 1997 unaudited internal financial statements (where such 1997 operations would be treated as 1996 operations for purposes of this definition) of such Entity; and PROVIDED, FURTHER, that no amount shall be included in Net Cash Flow on account of or that relates to any Additional Restaurant.

          "NET EARNINGS" means for each Existing Restaurant Entity, the net earnings of such Existing Restaurant Entity for the twelve months ended December 31, 1996, as set forth for such Existing Restaurant Entity on the Schedule of Combined Net Cash Flows.

          "NEW RESTAURANT ENTITY" means each Restaurant Entity listed on Exhibit T to the Agreement that at December 31, 1996 had less than twelve complete months of operation and any Restaurant Entity opened after December 31, 1996.

          "OPERATING ASSETS" means (i) all of the machinery, equipment, fixtures, furnishings, supplies (other than Inventory), uniforms, spare equipment parts and all other personal property owned by the Restaurant Entities and USED OR HELD FOR USE IN, or in connection with, the operation of the Restaurants, including, but not limited to, the assets set forth on Exhibit O hereto, (ii) all leasehold improvements owned by the Restaurant Entities, (iii) all licensed software and (iv) all of the right, title and interest of the Restaurant Entities in any other asset or property owned, leased, subleased, used or held for use in, or in connection with, the businesses being conducted at the Restaurants including, but not limited to, contract rights and other general intangibles.

          "OPPOSING PARTY" means, with respect to the Purchaser, any of the Sellers and the Sellers' Representatives and, with respect to the Sellers and the Sellers' Representatives, the Purchaser.

          "PERSON" means an individual, partnership, corporation, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization, cooperative, or other Restaurant Entity.

          "PROPERTY" means real, personal or mixed property.

          "PROMPT PAYMENT DISCOUNTS" means the amount calculated in accordance with the formula of Schedule F-II hereto, which amount is denominated on such Schedule as "Z."

          "RELEASE" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials into the environment other than pursuant to the terms of any permit, consent, authorization or license.

          "REMEDIAL ACTION" means all actions taken to (i) clean up, remove, respond to, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions required by CERCLA.

          "RENTAL CHARGES" means the amount charged as fixed monthly and percentage rent under the applicable lease with respect to the Owned Real Properties.

          "RENTAL EXCESS" means the amount, if any, payable by any Restaurant Entity for Rental Charges in excess of 8 1/2 % of Gross Sales by that Restaurant Entity for the twelve months ended December 31, 1996 as reflected in the net income set forth in the Financials.

          "RESTRICTED AREA" means, with respect to any Responsible Individual, the county or counties in which any Restaurants, owned directly or indirectly by such Responsible Individual (or related Seller) are located.

          "SCHEDULE OF COMBINED NET CASH FLOWS" means a schedule prepared on behalf of the Sellers setting forth on a combined basis for all of the Restaurant Entities, the Net Cash Flows, certified by the Sellers' Auditor to be in accordance with the terms of this Agreement.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SELLERS' AUDITOR" means Beck Villata and Co., P.C., the independent certified public accountant for the Sellers.

          "SPECIAL CHARGES" means Accounting Charges, Administrative Cost Charges, Consulting Fees and Management Fees.

          "SUBSIDIARY" means each Restaurant Entity the majority of the voting equity securities or equity interest of which is owned, directly or indirectly, by any Person other than an individual.

          "TAX" or "TAXES" means all foreign, federal, state, county or local net income, gross income, gross receipts, sales, use, AD VALOREM, employment, payroll, social security, unemployment, disability, unitary, intangible, franchise, license, excise, severance, occupation, premium, windfall profits, real and personal property, capital, recording, transfer, customs or other taxes, fees, stamp taxes and duties, assessment or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed with respect thereto.

          "TAX RETURN" means all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax and all other tax returns, reports and forms (including exhibits and schedules) required to be filed with respect to any Taxes.

          "TRA" means any Target Reservation Agreement between Burger King and any Seller, Responsible Individual or any Affiliate of any Seller, Responsible Individual or any Restaurant Entity relating to the Restricted Area.

          "VOLUME PURCHASE REBATES" means the aggregate of the amounts, if any, of any purchase rebates received in connection with the operation of any Restaurant on account of the volume of purchases, as recorded on the books and records of the applicable Management Company and as properly recorded on the books and records of each Restaurant Entity for the twelve months ended December 31, 1996.

          (b) The terms defined in Exhibit A or cross-referenced to the definitions in this Agreement include the plural and the singular.


DEFINED TERM                                                       SECTION NO.
Acceptance Notice                                                  13.02
Acquisition Notice                                                 13.02
Acquisition Transaction                                            6.12
ADA                                                                4.16(b)(vi)
Affiliated Real Property Owners                                    Preamble
Agreement                                                          Preamble
Antitrust Division                                                 6.15
Areas of Environmental Concern                                     6.19(b)
Asset Quality Representations                                      12.01(d)
Burger King Consents                                               4.10
Burger King Franchise Agreements                                   4.20
Burger King Remodeling Notice                                      8.06(b)
Canadian Acquisition                                               13.02
CRT                                                                4.12
Closing                                                            2.01
Closing Schedules                                                  3.09(a)(iii)
Closing Schedule Review Period                                     3.08(a)(v)
Consent of Lease Assignment and Transaction                        3.03(b)(i)
Contests                                                           10.06
Damaged Restaurant                                                 7.01
Development Rights                                                 3.06
Development Acquisition                                            13.02
Easements                                                          4.16(b)(vii)
Employee Benefit Plans                                             4.25(a)
Environmental Consultant                                           6.19(a)
Environmentally Damaged Restaurant                                 6.19(d)
Restaurant Entity                                                  Preamble
ERISA                                                              4.25(a)
ERISA Affiliate                                                    4.25(d)
Escrow Fund                                                        2.02(b)(ii)
Estimated Remediation Cost                                         6.19(d)
Excess Liabilities                                                 3.07
Excess Assignment, Bill of Sale and Assumption                     3.07
Financials                                                         4.11
Final Closing Schedule                                             3.09(a)(iii)
Final Deficit                                                      3.09(a)(vi)
Final Excess                                                       3.09(a)(vi)
FIRPTA Certificates                                                6.14(b)
Fixed Rentals                                                      3.03(b)(ii)
Fors                                                               ARTICLE IV
FTC                                                                6.15
GRIT                                                               10.02
Gross Profit                                                       8.12
HSR Act                                                            4.09
Indemnification Notice                                             12.03(a)
Indemnified Person                                                 12.03(a)
Indemnifying Person                                                12.03(a)
Interests                                                          Preamble
Interim Period                                                     8.12
Lease Assignment                                                   3.03(b)(i)
Lease                                                              3.03(a)(i)
Leasing Entities                                                   Preamble
Listed Liabilities                                                 4.21(b)
Long Term Provisions                                               11.01(b)
McDonald's                                                         4.16(d)
Memorandum of Lease                                                3.03(a)(iii)
Minimum                                                            3.03(b)(ii)
Mund                                                               ARTICLE IV
No-Repair Notice                                                   8.06
Non-Transferred Entities                                           15.01
One Year Provisions                                                11.01(b)
Opening Expenses                                                   3.09(b)
Owned Real Properties                                              Preamble
PBGC                                                               4.26
Permits                                                            4.09
Phase I ESAs                                                       6.19(a)
Phase II ESAs                                                      6.19(b)
Post Closing Adjustment Amount                                     3.09(a)(vi)
Preliminary Adjustment                                             3.09(a)(ii)
Preliminary Closing Schedule                                       3.09(a)(i)
Purchase Price                                                     2.02(a)
Purchaser                                                          Preamble
Qualifying Breach                                                  12.01(b)
Real Properties                                                    Preamble
Real Property Owners                                               Preamble
Related Documents                                                  4.03
Remodeling Expenses                                                8.07
Required Consents                                                  4.10
Restaurant Entity                                                  Preamble
Restaurants                                                        Preamble
Schedule of Listed Assets and Listed Liabilities                   3.08
Responsible Individuals                                            Preamble
Sellers                                                            Preamble
Sellers' Representatives                                           Preamble
Third Accounting Firm                                              3.09(a)(v)
Third Party Leases                                                 Preamble
Unaffiliated Real Property Owners                                  Preamble
Wendy's                                                            4.16(d)
Withheld Amount                                                    7.01








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

                                   -7-



                                Exhibit A


List of Selling Persons, Responsible Individuals, Trust Classifications,
                           Interests Held and
                         Share of Purchase Price


                              See attached.



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

                                   -8-


  List of Selling Persons, Selling Individuals and Related Information

                                                  STOCKHOLDERS
                                   (%)


                     R.D.    RDF,    Patricia Charles  CJM,    Mund    Charles  Eric W. William  John T.  William
BK#    Name          Fors,   Jr.     Fors CRT J.       Sr.     Trust*  J.       Mund    J.       Sweeney  J.
                     Jr.     CRT              Mund,    CRT             Mund,            O'Donnell         Reznicek
                                              Sr.                      Jr.
       Western NY
       State
364    364 Tonawanda 50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
507    507 Payne     50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
528    528 Niagara   50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
562    Williamsville 50.00%                   2.00%            48.00%
       Restaurant
       Corp.
591    591 West      50.00%                   2.00%            46.00%  1.00%    1.00%
       Seneca Food
       Corp.
750    750           50.00%                   2.00%            46.00%  1.00%    1.00%
       Cheektowaga
       Food Corp.
766    766 Depew     50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
790    790 Union     50.00%                   48.00%                   1.00%    1.00%
       Road Food
       Corp.
792    Sheridan Food 50.00%                   2.00%            48.00%
       Corp.
839    Transit Rd.   50.00%                   2.00%            48.00%
       Restaurant
       Corp.
855    855 Orchard   50.00%                   2.00%            46.00%  1.00%    1.00%
       Park Food
       Corp.
874    Getzville             25.00%  25.00%            50.00%
       Restaurant
       Corp.
883    883 South             25.00%  25.00%            48.00%          1.00%    1.00%
       Park Food
       Corp.
885    885 Hamburg           25.00%  25.00%            48.00%          1.00%    1.00%
       Food Corp.
945    945 Hertel    50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
953    953 Delmore   50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
956    956 Mainalo   50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
959    959 Pine      50.00%                   2.00%            46.00%  1.00%    1.00%
       Ridge Food
       Corp.
970    970 Mainherst 50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
973    973 Lockport          25.00%  25.00%            48.00%          1.00%    1.00%
       Food Corp.
2485   2485 Bailey   50.00%                   2.00%            46.00%  1.00%    1.00%
       Avenue Food
       Corp.
2548   2548 Main     50.00%                   48.00%                   1.00%    1.00%
       Street Food
       Corp.
2763   2763 Military 50.00%                   2.00%            46.00%  1.00%    1.00%
       Road Food
       Corp.
3277   Urban         50.00%                   2.00%            46.00%  1.00%    1.00%
       Boulevard
       Food Corp.
3334   Peace Bridge  50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
3478   East Aurora   50.00%                   2.00%            46.00%  1.00%    1.00%
       Restaurant
       Corp.
4046   Seneca        50.00%                   2.00%            46.00%  1.00%    1.00%
       Restaurant
       Corp.
4585   Blasdell      50.00%                   2.00%            46.00%  1.00%    1.00%
       Restaurant
       Corp.
4560   French Rd.    50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
4731   McKinely Pkwy 50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
5041   Young Street  50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
5672   Eastern Hills 50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
5865   Grand Island  50.00%                   2.00%            46.00%  1.00%    1.00%
       Food Corp.
6172   Covention     50.00%                   48.00%                   1.00%    1.00%
       Restaurant
       Corp.
6247   Springville           25.00%  25.00%            48.00%          1.00%    1.00%
       Food Corp.
6403   Elmwood       50.00%                   48.00%                   1.00%    1.00%
       Avenue Food
       Corp.
6538   Riverside             25.00%  25.00%            48.00%          1.00%    1.00%
       Food Corp.
6958   Evans Food            25.00%  25.00%            2.00%           24.00%   24.00%
       Corp.
7228   Commons food  50.00%                   2.00%                    24.00%   24.00%
       Corp.
7972   Grant Food            25.00%  25.00%            2.00%           24.00%   24.00%
       Corp.
9696   Outlet                25.00%  25.00%            2.00%           24.00%   24.00%
       Restaurant
       LLC
       Southern Tier
802    Jamestown     42.50%                   40.80%                   0.85%    0.85%   15.00%
       Food Corp.
1463   Olean Food            21.25%  21.25%            40.80%          0.85%    0.85%   15.00%
       Corp.
1805   Penn Avenue   42.50%                   40.80%                   0.85%    0.85%   15.00%
       Food Corp.
6012   Ellicott Food         21.25%  21.25%            40.50%          1.00%    1.00%   15.00%
       Corp.
2242   Pomfret       42.50%                   40.80%                   0.85%    0.85%   15.00%
       Restaurant
       Corp.
6443   Wellsville            21.25%  21.25%            40.50%          1.00%    1.00%   15.00%
       Food Corp.
6571   Gowanda Food  42.50%                   40.50%                   1.00%    1.00%   15.00%
       Corp.
7104   Silver Creek          21.25%  21.25%            2.50%           20.00%   20.00%  15.00%
       Food Corp.
7549   Holiday Food          21.25%  21.25%            40.50%          1.00%    1.00%   15.00%
       Corp.
8194   Falconer              21.25%  21.25%            2.50%           20.00%   20.00%  15.00%
       Restaurant
       Corp.
10243  Parkside              18.75%  18.75%            1.50%           18.00%   18.00%  25.00%
       Restuarant
       Corp.
10517  Allean Food   37.50%                   1.50%                    18.00%   18.00%  25.00%
       Corp.
       Indiana
6103   New Albany            18.75%  18.75%            37.50%                                             25.00%
       Food Corp.
6293   Corydon Food          18.75%  18.75%            37.50%                                             25.00%
       Corp.
6612   Clarksville           18.75%  18.75%            37.50%                                             25.00%
       Food Corp.
7172   Scottsburg            18.75%  18.75%            37.50%                                             25.00%
       Food Corp.
7357   Sellersburg           18.75%  18.75%            37.50%                                             25.00%
       Food Corp.
8505   Outer Loop            15.00%  15.00%            30.00%                                    15.00%   25.00%
       Food Corp.
8853   Chambertain           15.00%  15.00%            30.00%                                    15.00%   25.00%
       Food Corp.
9307   Lagrange              15.00%  15.00%            30.00%                                    15.00%   25.00%
       Restaurant
       LLC
9709   Blankenbaker          15.00%  15.00%            30.00%                                    15.00%   25.00%
       Restaurant
       LLC
10309  New Cut Food          18.75%  18.75%            37.50%                                             25.00%
       Corp.
10541  Brooks Road   37.50%                   37.50%                                                      25.00%
       Food Corp.


 *GRIT for which Chuck and Carol Mund act as trustees for the benefit of their sons.



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